                                                                     EXHIBIT 2.1

                              (PINSENT MASONS LOGO)

                             DATED 16 DECEMBER 2005

                                                                 ES/500973 07020

                           (1) JOHN MENZIES AND OTHERS

                   (2) ESTERLINE TECHNOLOGIES HOLDINGS LIMITED

                                   ----------

                                    AGREEMENT
         FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF
                            DARCHEM HOLDINGS LIMITED

                                   ----------

                                    CONTENTS

CLAUSE                                                                      PAGE
------                                                                      ----
1  INTERPRETATION                                                             1
2  SALE AND PURCHASE OF SHARES                                                5
3  CONSIDERATION                                                              6
4  COMPLETION                                                                 6
5  WARRANTIES                                                                 8
6  LIMITATIONS ON WARRANTORS' LIABILITY                                       9
7  PROTECTION OF GOODWILL                                                     9
8  CONFIDENTIALITY                                                           11
9  ANNOUNCEMENTS                                                             11
10 NOTICES                                                                   12
11 ENTIRE AGREEMENT                                                          12
12 FURTHER ASSISTANCE                                                        13
13 INVALIDITY                                                                13
14 EFFECT OF COMPLETION                                                      13
15 WAIVER                                                                    13
16 COSTS                                                                     13
17 ASSIGNMENT                                                                13
18 CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999                              13
19 COUNTERPARTS                                                              14
20 GENERAL                                                                   14
21 LAW AND JURISDICTION AND SERVICE OF PROCESS                               14

Schedule 1

     Part 1

     Part 2

SCHEDULE 2

     Part 1 - THE COMPANY

     Part 2 - SUBSIDIARIES

SCHEDULE 3 - PROPERTIES

SCHEDULE 4 - WARRANTIES

SCHEDULE 5 - LIMITATIONS ON WARRANTORS' LIABILITY

SCHEDULE 6 - INTELLECTUAL PROPERTY

SCHEDULE 7 - PROVISIONS RELATING TO THE RETENTION

     Part 1 - GENERAL

     Part 2 - INSTRUCTION LETTER

SCHEDULE 8 - COMPLETION ACCOUNTS AND ADJUSTMENT TO CONSIDERATION

     Schedule 8Part 1

     ACCOUNTING PRINCIPLES

     Schedule 8Part 1 - PRO FORMA BALANCE SHEET

SCHEDULE 9 - ENVIRONMENTAL INDEMNITY

THIS AGREEMENT is made on 16 DECEMBER 2005

BETWEEN:-

(1) THE PERSONS whose names and addresses are set out in Schedule 1 (the "SELLERS"); and

(2) ESTERLINE TECHNOLOGIES HOLDINGS LIMITED (No 5148070) whose registered office is at Mitre House, 160 Aldersgate Street, London, EC1A 4DD (the "BUYER").

IT IS AGREED as follows:-

1.   INTERPRETATION

1.1  In this Agreement:-

"ACCOUNTS"                          means the audited balance sheet of each
                                    Group Company and the audited consolidated
                                    balance sheet and cash flow statement of the
                                    Group as at the Accounts Date, and the
                                    audited profit and loss account of each
                                    Group Company and the audited consolidated
                                    profit and loss account of the Group for the
                                    financial period ended on, the Accounts
                                    Date, together with the notes, directors'
                                    report and auditors' report, copies of which
                                    are included in the documents attached or
                                    deemed attached to the Disclosure Letter

"ACCOUNTS DATE"                     means 31 December 2004

"AGREED PROPORTION"                 means in relation to each of the Sellers the
                                    percentage set out in column 4 of Schedule 1
                                    against that Sellers' name

"ACT"                               means the Companies Act 1985 (as amended)

"BUSINESS DAY"                      means 9.00am to 5.00pm on any day (other
                                    than a Saturday, Sunday or any day which is
                                    a public holiday in England and Wales) on
                                    which clearing banks in the City of London
                                    are open for the transaction of normal
                                    sterling banking business

"BUYER'S GROUP"                     means the Buyer, a subsidiary or holding
                                    company for the time being of the Buyer and
                                    a subsidiary for the time being of a holding
                                    company of the Buyer and (for the avoidance
                                    of doubt) includes each Group Company

"BUYER'S SOLICITORS"                means Taylor Wessing of Carmelite, 50
                                    Victoria Embankment, Blackfriars, London
                                    EC4Y 0DX

"CERTIFICATES OF TITLE"             means the certificate of title and report on
                                    lease addressed to the Buyer from Jacksons
                                    in respect of the Properties in the form
                                    annexed to the Disclosure Letter

"COMPANY"                           means Darchem Holdings Limited, details of
                                    which are set out in Part 1 of Schedule 2

"COMPLETION"                        means completion of the sale and purchase of
                                    the

                                    Shares in accordance with this Agreement

"CONFIDENTIAL INFORMATION"          means all information (not in the public
                                    domain) concerned with the operation of any
                                    technology or process, trade secrets, the
                                    design or development of any products or
                                    schemes; the marketing of any products or
                                    services (including customer lists,
                                    financial information, sales statistics,
                                    survey reports and market share data)

"CONSIDERATION"                     means the consideration for the purchase of
                                    the Shares set out in Clause 3

"DISCLOSED"                         means disclosed to the Buyer in the
                                    Disclosure Letter with sufficient details to
                                    enable the Buyer (acting reasonably) to make
                                    an assessment of the matter disclosed

"DISCLOSURE LETTER"                 means the letter (together with all the
                                    documents attached to it) from the
                                    Warrantors to the Buyer executed and
                                    delivered to the Buyer immediately prior to
                                    the execution of this Agreement

"EHT AGREEMENT"                     means the agreement between the Company and
                                    Bodycote Heat Treatments Limited dated 19
                                    August 2005 for the sale of Expert Heat
                                    Treatments Limited

"EMPLOYEES"                         means all the directors or officers (whether
                                    or not employed by a Group Company) or
                                    employees of each Group Company

"ENCUMBRANCE"                       means any mortgage, charge, lien, pledge,
                                    trust, right of set off or other third party
                                    right, claim or encumbrance including any
                                    right of option or pre-emption howsoever
                                    created or arising or any other arrangement
                                    or third party right having similar effect
                                    (or an agreement to create any of them)

"ENVIRONMENTAL INDEMNITY"           means the indemnity set out in Schedule 9

"EXECUTIVE LIFE ASSURANCE SCHEME"   means the Darchem Holdings Limited Executive
                                    Group Life Assurance arrangement insured
                                    with Canada Life

"GROUP"                             means the Company and its Subsidiaries

"GROUP COMPANY"                     means the Company or any of the Subsidiaries

"ICTA"                              means the Income and Corporation Taxes Act
                                    1988

"INDEMNITIES"                       means the indemnities in Clauses 5.11.1 and
                                    5.11.2

"IHTA"                              means the Inheritance Tax Act 1984

"INTELLECTUAL PROPERTY"             means all intellectual property throughout
                                    the world including trade marks, service
                                    marks, patents, registered design rights,
                                    applications for any of the foregoing,
                                    unregistered trade marks and service marks,
                                    trade, business, brand or domain names,
                                    rights in any get up or trade dress, rights
                                    in data

                                    bases, moral rights, copyrights,
                                    unregistered design rights, rights
                                    subsisting in inventions, designs, drawings, processes, software and computer programmes, know-how, trade or business secrets and Confidential Information

"ITEPA"                             means the Income Tax (Earnings and Pensions)
                                    Act 2003

"LICENCE"                           means a licence, permit, certificate,
                                    consent, approval, registration or
                                    authorisation required by law for the
                                    operation of the business of each Group
                                    Company

"LIFE ASSURANCE SCHEME"             means the Darchem Holdings Group Life
                                    Assurance Scheme established under a
                                    Declaration of Trust dated 10 June 2004

"LOAN STOCK"                        means 11,032,000 units of 10% unsecured loan
                                    notes 2004 constituted by the Company
                                    pursuant to an instrument dated 22 December
                                    2000 (and amended on 23 December 2004)

"LOSS" means any loss, damage, liability, fine, penalty, charge and any other cost and expense including any costs of recovery on a full indemnity basis and "LOSSES" shall be construed accordingly

"MANAGEMENT ACCOUNTS"               means the Management Accounts of the Group
                                    for the month ended 4 November 2005

"MATERIAL CONTRACT"                 means a contract, long term agreement or
                                    arrangement:-

                                    (a)  with a supplier which involves a
                                         payment or payments in aggregate by a
                                         Group Company to such supplier equal to
                                         or exceeding 5% of the total sum paid
                                         to all suppliers in the current and
                                         previous financial year

                                    (b)  with a customer which involves a
                                         payment or payments in aggregate by the
                                         customer to a Group Company equal to or
                                         exceeding 5% of the total sum paid by
                                         all customers in the current and
                                         previous financial year

"PENSION INDEMNITIES"               means the indemnities at Clause 29.2 and at
                                    Paragraph 7 of Schedule 8 of the share sale
                                    agreement dated 22 December 2000 between The
                                    Weir Group Plc; the Company; and Royal Bank
                                    Private Equity Limited

"PENSION SCHEMES"                   means the Stakeholder Scheme, the Personal
                                    Scheme, the Executive Life Assurance Scheme
                                    and the Life Assurance Scheme

"PERSONAL SCHEME"                   means the personal pension scheme for the

                                    managing director

"PROPERTIES"                        means the properties, details of which are
                                    set out in Schedule 3 and references to a
                                    "PROPERTY" include a reference to each of
                                    the individual Properties

"RELEVANT BENEFITS"                 means has the meaning given in section
                                    612(1) of ICTA

"RESTRICTED BUSINESS"               means the design, development and
                                    manufacture of insulation systems, high
                                    temperature precision components used in
                                    turbines in air, land and sea including high
                                    temperature exhaust systems and passive fire
                                    protection systems

"SELLERS' SOLICITORS"               means Pinsent Masons of 3 Colmore Circus,
                                    Birmingham B4 6BH

"SHARES" means the 218,315 fully paid ordinary shares of L1.00 5,148,111 fully paid preference shares of L0.01 each and 514,286 fully paid
                                    A preferred ordinary shares of L0.01 each together comprising the whole of the issued share capital of the Company

"STAKEHOLDER SCHEME"                means the Darchem Holdings Limited
                                    Stakeholder Pension Scheme with Legal &
                                    General

"SUBSIDIARIES"                      means the subsidiaries of the Company
                                    details of which are set out in Part 2 of
                                    Schedule 2 and reference to a "SUBSIDIARY"
                                    includes a reference to each of the
                                    individual Subsidiaries

"TAX OR TAXATION"                   has the meaning given to it in the Tax Deed

"TAX AUTHORITY"                     means any government, state or other fiscal,
                                    revenue, customs or excise authority, body
                                    or official having functions in relation to
                                    Tax

"TAX DEED"                          means the tax deed between the Warrantors
                                    and the Buyer in agreed form

"TAX WARRANTIES"                    means the warranties contained in paragraph
                                    17 of Schedule 4

"TCGA"                              means the Taxation of Chargeable Gains Act
                                    1992

"VAT"                               means value added tax

"VATA"                              means the Value Added Tax Act 1994

"WARRANTIES"                        means the warranties contained in Schedule 4
                                    and references to a "WARRANTY" shall be
                                    construed accordingly

"WARRANTORS"                        means the individuals listed in Part 2 of
                                    Schedule 1

"WEIR GROUP SCHEME"                 means the Weir Group Pension and Life
                                    Assurance Scheme

1.2  In this Agreement, a reference to:-

     1.2.1 a Clause or Schedule is a reference to a clause of and schedule to this Agreement;

     1.2.2 a document "IN THE AGREED FORM" is a reference to a document in the form approved and, for the purposes of identification only, signed by or on behalf of the Buyer and the Sellers (in each case with such amendments as may be agreed by or on behalf of the Sellers and the Buyer);

     1.2.3 a statutory provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time (before or after the date of this Agreement) and any prior or subsequent subordinate legislation made under it, except to the extent that any such modification, replacement, amendment or re-enactment would impose any new, increased or extended obligation, liability or restriction on, or adversely affect the rights of, any party;

     1.2.4 "COSTS" includes a reference to costs, charges and expenses of every description;

     1.2.5 a "PERSON" includes a reference to an individual, partnership, unincorporated association or body corporate wherever situate;

     1.2.6 a "SUBSIDIARY", "HOLDING COMPANY" and "BODY CORPORATE" has the respective meaning set out in sections 736 and 740 of the Act;

     1.2.7 a "COMPANY" has the meaning set out in sections 735 of the Act;

     1.2.8 a "SUBSIDIARY UNDERTAKING" or a "PARENT UNDERTAKING" or a "GROUP UNDERTAKING" has the respective meaning set out in sections 258 and 259 of the Act;

     1.2.9 a "CONNECTED PERSON" is a reference to a person connected with another within the meaning of section 839 of ICTA; and

     1.2.10 words, expressions or abbreviations detailed in the Schedules shall have the same meaning in this Agreement except where otherwise provided.

1.3 The Schedules form part of this Agreement and shall be interpreted and construed as though they were set out in this Agreement.

1.4 The headings to Clauses, Schedules and paragraphs of the Schedules are for convenience only and shall not affect the interpretation or construction of this Agreement.

1.5 Any statement which refers to the knowledge or belief of the Warrantors or so far as the Warrantors are aware or any similar expression shall be limited to the knowledge, belief or awareness of the Warrantors having made due, diligent and careful enquiry of each other and of Alan Sheffield, Shirley Wilson (in respect of the Warranties set out in paragraph 15 of Schedule 4 only), Michael Jones, Phillip Vaughan and Keith Bell.

2.   SALE AND PURCHASE OF SHARES

2.1 Each of the Sellers shall sell with full title guarantee the Shares set opposite their respective names in Schedule 1 to the Buyer and the Buyer shall purchase the Shares, in each case free from all Encumbrances and together with all rights to dividends and distributions declared after the date of this Agreement in respect of the Shares and all other rights and benefits now and at any time hereafter attaching or accruing to the Shares.

2.2 Each Seller irrevocably waives any and all rights of pre-emption or other restriction on transfer in respect of the Shares or any of them conferred on him under the articles of association of the Company or any other agreement or otherwise.

3.   CONSIDERATION

3.1 The Consideration for the purchase of the Shares is L55,413,159.46, subject to adjustment in accordance with the provisions of Schedule 8.

3.2  Subject to Clause 3.3 the Consideration shall be satisfied as follows

     3.2.1 L51,413,159.46 shall be paid in cash to the Sellers' Solicitors at Completion by telegraphic transfer to Barclays Bank PLC, Pinsent Masons Client Account, 15 Colmore Row, Birmingham, B3 2BY, Account
          Number: 30719994, Sort Code: 20-07-71. The Sellers' Solicitors are irrevocably authorised by the Sellers to accept the same and their receipt shall be an absolute discharge to the Buyer of its obligation to pay the Consideration.

     3.2.2 L4,000,000 of the Consideration (the "RETENTION") shall be paid into the Retention Account on Completion and held in accordance with the provisions of Schedule 7.

3.3 Any adjustment to the Consideration shall be paid in accordance with the provisions of Schedule 8.

4.   COMPLETION

4.1 Completion shall take place at the offices of the Buyer's Solicitors immediately after signature and exchange of this Agreement when all the business referred to in Clauses 4.2 to 4.4 shall be transacted.

4.2  At Completion the Sellers shall deliver or make available to the Buyer:-

     4.2.1 duly executed transfers of the Shares to the Buyer or as it directs together with the share certificates for all the Shares (or an indemnity in a form satisfactory to the Buyer in the case of any missing certificate) and any duly executed powers of attorney or other authorities under which any of the transfers have been executed;

     4.2.2 share certificates for all the issued shares in each Subsidiary;

     4.2.3 letters of resignation from each director and secretary of each Group Company in the agreed form;

     4.2.4 a letter of resignation from the auditors of each Group Company accompanied by a statement under section 394 of the Act and confirmation that there are no fees or other payments due to them from the relevant Group Company in the agreed form;

     4.2.5 the statutory books of each Group Company (comprising materially complete and accurate registers as are required to be maintained by the Act) their respective common seals, Certificates of Incorporation and Certificates of Incorporation on Change of Name;

     4.2.6 a signed deed addressed by each Seller to the Buyer and to the Company and each Group Company acknowledging that there is no outstanding indebtedness owing at Completion from the Company or any Group Company to such Seller or any person connected to such Seller or vice versa;

     4.2.7 the Tax Deed signed by the Warrantors;

     4.2.8 the title deeds to each of the Properties, together with the duly signed Certificates of Title;

     4.2.9 the Disclosure Letter signed by the Warrantors;

     4.2.10 the financial and accounting books and records of each Group Company and all insurance policies in any way relating to or concerning the business of the Group;

     4.2.11 a deed of release in the agreed form in respect of each charge and guarantee of each Group Company to the Governor and Company of the Bank of Scotland ("BOS");

     4.2.12 powers of attorney in the agreed form duly executed by the Sellers for the purpose of securing the interest of the Buyer in the Shares pending their registration into the name of the Buyer and/or its nominee;

     4.2.13 revised service agreements between the Company and each of Jonathan Gagg, James Love and John Padbury in the agreed form;

     4.2.14 a consultancy agreement and fixed term service agreement duly executed by John Menzies and the Company in the agreed form;

     4.2.15 a compromise agreement duly executed by Stephen James and the Company in the agreed form;

     4.2.16 the Instruction Letter (as defined in Schedule 7) duly signed by the Sellers; and

     4.2.17 the due diligence reports by Ove Arup & Partners Limited and Marsh addressed to the Buyer.

4.3 At Completion the Sellers shall procure that a board meeting of the Company and each Group Company is held at which the directors:-

     4.3.1 approve the registration of the share transfers referred to in Clause
          4.2.1 (subject only to stamping);

     4.3.2 accept the resignations referred to in Clause 4.2.3 and appoint the persons nominated by the Buyer as directors and secretary of each Group Company with effect from the end of the relevant meeting;

     4.3.3 accept the resignations referred to in Clause 4.2.3 and subject to formal acceptance appoint Ernst & Young as auditors of each Group Company;

     4.3.4 revoke all existing authorities to bankers regarding the operation of each Group Company's bank accounts and give authority in favour of persons nominated by the Buyer to operate such accounts;

     4.3.5 resolve to change each Group Company's registered office address as the Buyer directs; and

     4.3.6 resolve to change each Group Company's accounting reference date as the Buyer directs.

4.4  At Completion the Buyer shall:-

     4.4.1 pay the Consideration less the Retention in cash by telegraphic transfer to the account details of which are set out in Clause 3.2.1;

     4.4.2 pay the Retention by telegraphic transfer to the Retention Account;

     4.4.3 pay the sum of L12,086,840.54 to the Company and procure that this sum is paid to the account detailed in Clause 3.2.1 in satisfaction of all sums outstanding in respect of the Loan Stock;

     4.4.4 sign the Disclosure Letter to acknowledge receipt;

     4.4.5 sign the Instruction Letter; and

     4.4.6 deliver to the Sellers copies of a resolution of the Buyer's board of directors (or an authorised committee of that board) authorising the execution and completion of this Agreement and any other relevant documents referred to in this Agreement.

4.5 If any of the Sellers fails to comply with his obligation to transfer his Shares on Completion then the Buyer shall not be obliged to complete the sale and purchase of any of the Shares but may nevertheless elect to complete the purchase of the other Shares without prejudice to its rights against the defaulting Seller(s).

5.   WARRANTIES

5.1 Each Warrantor severally warrants at the date of this Agreement to the Buyer (subject to Clause 5.3 and 5.4) in the terms set out in Schedule 4 in the knowledge that the Buyer is entering into this agreement in reliance on the Warranties.

5.2 Each Seller (other than the Warrantors) severally warrants at the date of this Agreement to the Buyer in respect of himself only in the terms set out in paragraphs 1.1 and 2.1 of Schedule 4 only.

5.3 The Warranties are subject to the provisions of Clause 6 and, where indicated, the Warranties are subject to Schedule 5.

5.4 Stephen James, John Menzies and Ian Duncan do not warrant in the terms set out in paragraph 15.4 of Schedule 4.

5.5 Subject to the provisions of Schedule 5, each of the Warranties shall be interpreted as separate and independent so that the Buyer shall have a separate claim and right of action in respect of every breach of each Warranty.

5.6 Any payment made by the Sellers to the Buyer pursuant to a claim under this Agreement shall be treated as a reduction of the Consideration.

5.7 The Sellers make no representation and give no warranty or undertaking to the Buyer save only as and to the extent expressly set out in this Agreement. The Buyer shall not have any remedy in respect of any misrepresentation or untrue statement (whether made carelessly or not) made by the Sellers unless and to the extent that a claim lies for breach of the Warranties. In particular, the Sellers disclaim all liability and responsibility for any representation, warranty, statement, opinion, or information made or communicated (orally or in writing) to the Buyer (including the Information Memorandum relating to the Group and its businesses prepared and issued by Jefferies Quarterdeck (a division of Jefferies International Limited)) and, without limitation, any representation, warranty, statement, opinion, information or advice made or communicated to the Buyer by any officer, director, employee, agent, consultant or representative of any Group Company or otherwise made available by or on behalf of the Sellers.

5.8 Clause 5.7 shall not exclude any liability of the Sellers for fraud, dishonesty or fraudulent misrepresentation.

5.9 The Buyer shall have no right to rescind or terminate this Agreement after Completion by reason of a breach of any of the Warranties.

5.10 No information supplied by, or on behalf of, a Group Company to one or more of the Warrantors or their advisers in connection with the business and affairs of a Group Company constitutes a representation, warranty or undertaking as to its accuracy to the Warrantors by a Group Company and each Warrantor waives each and every claim which he or she may have against the Group Company or its Employees in respect of such information save in the case of fraud or wilful default by any such Group Company or any such Employees.

5.11 The Warrantors shall indemnify the Buyer against and shall pay to the Buyer an amount equal to the amount which if paid to the Company or any relevant Group Company would indemnify the Company or that Group Company against all Losses arising in respect of:-

     5.11.1 any claim against a Group Company or the Buyer by any broker, finder, financial adviser or other person retained by the Seller or a Group Company in connection with the transactions effected by this Agreement; or

     5.11.2 any claims against the Company under the EHT Agreement (including for the avoidance of doubt any claim for breach of a warranty or indemnity contained therein).

5.12 The provisions set out in Schedule 9 shall apply in respect of the Environmental Indemnity.

6.   LIMITATIONS ON WARRANTORS' LIABILITY

6.1 The Warrantors' liability in respect of Claims (as defined in Schedule 5) shall be limited or excluded (as the case may be) by the provisions of
     Schedule 5.

6.2 The provisions of Schedule 5 shall not apply to any Claim against a Warrantor which arises or is increased as a consequence of fraud, dishonesty or wilful non-disclosure on the part of such Warrantor.

7.   PROTECTION OF GOODWILL

7.1 Each Warrantor severally covenants in respect of himself only with the Buyer (for itself and as trustee for each Group Company) and any member of the Buyer's Group that, without the written consent of the Buyer or pursuant to any contract of employment between himself and one of the Group Companies, he shall not directly or indirectly, in any capacity, either by himself or in conjunction with any other persons or through his employees or agents or otherwise, and whether on his own behalf or on behalf of any other person or otherwise howsoever, for a period of 3 years from the date of Completion:-

     7.1.1 carry on or assist in carrying on or be employed as an employee or consultant or otherwise engaged, concerned or interested in any capacity (including holding any post or position which enables that Warrantor to exercise, whether personally or by an agent and whether on his own account or in association with or for the benefit of any other person a controlling influence over any business which is engaged in the Restricted Business) in the Restricted Business within the United Kingdom, the rest of Europe or the United States;

     7.1.2 for the purpose of competing with the Restricted Business solicit, approach or seek out or cause to be solicited, approached or sought out or by any other means endeavour to entice away in relation to the Restricted Business any person who during the period of one year prior to Completion has been a customer of any Group Company and with whom he had personal contact during such period;

     7.1.3 for the purpose of competing with the Restricted Business interfere with or seek to interfere with contractual or other trade relations between the Group and any person who during the period of one year prior to the date of Completion has been a customer or supplier of any Group Company and with whom he had an established business relationship or dealt with on a regular basis in the period prior to the date of Completion;

     7.1.4 for the purpose of competing with the Restricted Business deal with or engage in business with any person who during the period of one year prior to the date of Completion has been a customer or supplier of any Group Company and with whom he had an established business relationship or dealt with on a regular basis in the period prior to the date of Completion; and

     7.1.5 solicit or induce or attempt to solicit or induce, employ or offer employment to any person or aid or assist any other person or persons in employing or otherwise retaining any person who is a director or is employed in a senior managerial capacity by any Group Company as at the date of Completion.

7.2 Each Warrantor severally covenants in respect of himself only with the Buyer (for itself and as trustee for each Group Company) that, without the written consent of the Buyer he will not at any time:-

     7.2.1 use the name or word "DARCHEM" or any name resembling it or use any distinctive mark, style, name or logo used by any Group Company or any confusingly similar mark, style, name or logo; or

     7.2.2 make use of or disclose to any person any Confidential Information belonging to the Group.

7.3 Nothing in this Clause 7 shall prevent each Warrantor from owning not more than two per cent of any class of the issued share capital of a company which is dealt in on any recognised investment exchange (as defined in the Financial Services and Markets Act 2000).

7.4 Each of the Warrantors agrees with the Buyer that each of the undertakings in this Clause 7 is a separate and independent undertaking.

7.5 Each of the Warrantors agrees with the Buyer that the undertakings in this Clause 7 are reasonable and necessary for the protection of the value of the Shares and the Group and that, having regard to that fact, those undertakings do not work harshly on him and that he has had the opportunity to take independent advice on them. While this Clause 7 is considered to be reasonable, if any of the undertakings set out in it shall be found to be void or voidable but would be valid and enforceable if some part or parts of the undertaking were deleted, such undertaking shall apply with such deletions as may be necessary, to make it valid and enforceable.

7.6 If a breach of clauses 7.1 to 7.3 occurs, the Warrantors and the Buyer agree that damages alone may not be sufficient compensation and that injunctive relief may be reasonable to safeguard the interests of the Buyer and of each Group Company and that injunctive relief (in addition to any other remedies) may subject to the discretion of the courts be obtained.

8.   CONFIDENTIALITY

8.1 Subject to Clauses 8.2 and 9, the Sellers shall and the Buyer shall (and shall procure that all other members of the Buyer's Group shall) keep strictly confidential:-

     8.1.1 all information received or obtained as a result of entering into or performing this Agreement which relates to the existence, subject matter or provisions of this Agreement or any document referred to in it; or

     8.1.2 the negotiations relating to this Agreement; or

     8.1.3 in the case of a Seller, information relating to the Buyer or any member of the Buyer's Group and each Group Company.

8.2 A party to this Agreement may disclose information which would otherwise be confidential if and to the extent:-

     8.2.1 it is required by the law or Tax authorities of any relevant jurisdiction;

     8.2.2 it is required by any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, including (without limitation) the London Stock Exchange plc, the Takeover Panel or the UK Listing Authority, whether or not the requirement for information has the force of law;

     8.2.3 it is disclosed on a strictly confidential basis to the professional advisers, auditors and bankers of that party who are aware of the obligations of confidentiality and agree to keep the information confidential;

     8.2.4 the information has come into the public domain through no fault of that party;

     8.2.5 the other party has given prior written approval to the disclosure (such approval not to be unreasonably withheld or delayed); or

     8.2.6 required to enable that party to enforce its rights under this Agreement.

9.   ANNOUNCEMENTS

9.1 Subject to Clause 9.2 any announcement, communication or circular by or on behalf of the Buyer and/or the Sellers relating to this Agreement shall be in terms agreed between the parties.

9.2  Clause 9.1 does not apply to an announcement, communication or circular:-

     9.2.1 required by law or the rules of any stock exchange or by any other regulatory or governmental body, provided that:-

          (a) prior notice of such disclosure of such announcement, communication or circular is given to the other party and such announcement, communication or circular contains the minimum detail necessary to meet such requirement;

          (b) each of the parties agrees that no such announcement, communication or circular shall contain any reference to the Consideration unless legally required to do so; and

          (c) if practicable, the party required to make it has first consulted and taken into account the reasonable requirements of the other parties;

     9.2.2 made by the Buyer after Completion to any supplier to or customer of the Group advising them of the change of control of the Company, provided that no such document, statement or disclosure shall contain any reference to the terms of this Agreement (including but not limited to the Consideration).

10.  NOTICES

10.1 Any notice or other communication pursuant to, or in connection with, this Agreement shall be in writing and delivered personally, or sent by first class pre-paid recorded delivery post (by federal express or equivalent if overseas) to the party due to receive such notice at the address set out in this Agreement for such party (or to such other address as may have been notified in writing to the other party in accordance with this Clause 10).

10.2 Subject to Clause 10.3, any notice or other communication shall be deemed to have been served:-

     10.2.1 if delivered personally, at the time of delivery;

     10.2.2 if sent by pre-paid recorded delivery post (other than by federal express or equivalent), two days from the date of posting; and

     10.2.3 if sent by federal express or equivalent, five days from the date of posting.

10.3 If a notice is given or deemed given at a time or on a date which is not a Business Day, it shall be deemed to have been given on the next Business Day.

11.  ENTIRE AGREEMENT

11.1 This Agreement (together with all documents executed at Completion) constitutes the entire agreement and understanding between the parties in respect of the sale and purchase of the Shares. Accordingly this Agreement supersedes and extinguishes all prior agreements, undertakings, arrangements or statements (in whatsoever form) as between the parties. It is agreed that:-

     11.1.1 no party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Agreement;

     11.1.2 a party may claim in contract for breach of Warranty or indemnity under this Agreement but shall have no claim or remedy in respect of misrepresentation (whether negligent or otherwise, and whether made before or in this Agreement) or untrue statement made by any other party;

     11.1.3 this Clause shall not exclude any liability or remedy for fraud or fraudulent misrepresentation by a party; and

     11.1.4 save as expressly set out in this Agreement, no party shall owe any duty of care to any other party.

11.2 No future variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each party.

12.  FURTHER ASSISTANCE

     The Sellers shall for a period of 12 months from the date of Completion at the Buyer's cost and upon reasonable notice from the Buyer do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents as the Buyer may from time to time reasonably require for the purpose of giving the Buyer the full benefit of the provisions of this Agreement.

13.  INVALIDITY

     If any provision of this Agreement is held to be unenforceable or illegal, in whole or in part, such provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall remain unaffected.

14.  EFFECT OF COMPLETION

     This Agreement and in particular the Warranties and indemnities in so far as any of its provisions remain to be, or are capable of being, performed or observed, shall remain in full force and effect after Completion.

15.  WAIVER

15.1 The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

15.2 The parties' rights and remedies contained in this Agreement are in addition to, and not exclusive of, any other rights or remedies available at law.

16.  COSTS

     Each party shall pay his or its own costs and expenses of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement, of each document referred to in it and the sale and purchase of the Shares.

17.  ASSIGNMENT

17.1 This Agreement is personal to the parties and (subject to Clause 17.2) neither the Agreement nor any of the benefits arising under the Agreement shall be assignable and none of the parties shall purport to assign or transfer the same.

17.2 The Buyer may assign to any member of the Buyer's Group the benefit of any Warranty, indemnity or any other right which it may have under this Agreement provided that in the event of such undertaking ceasing to be a member of the Buyer's Group the benefit of such Warranty, indemnity or other right shall be deemed to be transferred to any other member of the Buyer's Group immediately before such cessation and provided further that any such assignment shall not impose greater liability on any Seller than would have been the case had such an assignment not taken place.

18.  CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

     Except as expressly provided in this Agreement, a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement provided that this does not affect any right or remedy of the third party which exists or is available apart from that Act.

     No party may declare itself as a trustee of the rights under this Agreement for the benefit of any third party save as expressly provided in this Agreement.

19.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts and by each of the parties on separate counterparts each of which when executed and delivered shall be deemed to be an original, but all the counterparts together shall constitute one and the same document.

20.  GENERAL

     Unless expressly provided otherwise, all representations, warranties, undertakings, covenants, agreements and obligations made, given or entered into in this Agreement by more than one person are made, given or entered into severally not jointly or jointly and severally.

21.  LAW AND JURISDICTION AND SERVICE OF PROCESS

21.1 This Agreement shall be governed by and construed in accordance with the laws of England.

21.2 The parties hereby submit to the exclusive jurisdiction of the High Court of England in relation to any dispute or claim arising out of or in connection with this Agreement or any of the documents to be executed pursuant to this Agreement.

SIGNED by or on behalf of the parties on the date which first appears in this Agreement

                                   SCHEDULE 4

                                   WARRANTIES

                                   (Clause 5)

1.   SHARE CAPITAL, COMPANY, SUBSIDIARIES AND JOINT VENTURES

     OWNERSHIP OF SHARES

1.1 He is the sole legal and beneficial owner of the Shares set out opposite his name in Schedule 1 free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever.

1.2 The Shares have been lawfully issued, constitute the whole of the Company's allotted and issued share capital and are fully paid or credited as fully paid.

1.3 No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion or redemption of any shares, debentures or other securities of any Group Company and there is no Encumbrance on the Shares or any shares in any Group Company or any arrangements or obligations to create any Encumbrances.

     COMPANY

1.4 The Company is a company which is duly incorporated and validly existing under the laws of England and Wales and has full power and authority to carry on its business.

     SUBSIDIARIES

1.5 The Company does not have any subsidiary other than the Subsidiaries and no Group Company has or has agreed to acquire an interest in any body corporate other than the Subsidiaries.

1.6 The Company is the legal and beneficial owner of each allotted and issued share in the capital of the Subsidiaries and each share is fully paid or credited as fully paid.

1.7 The contents of Schedule 2 are complete and accurate in all material respects.

     JOINT VENTURES

1.8 No Group Company is or has agreed to become a member of any partnership or other unincorporated association, joint venture, European Economic Interest Grouping or consortium (other than a recognised trade association) or other profit or income sharing arrangement.

     SHADOW DIRECTORS

1.9 No Group Company has liability as a former member, officer or shadow director of any person nor so far as the Warrantors are aware, are there any circumstances in which such liability could arise.

1.10 No person is or has been a shadow director of any Group Company within the meaning of section 741(2) of the Act.

     BRANCH

1.11 No Group Company has assets outside the United Kingdom nor does it have any branch, agency, place of business or any permanent establishment (as defined in the relevant double taxation treaty) outside the United Kingdom and does not use on its letterhead, books or vehicles or otherwise carry on its business under any name other than its corporate name.

     SHARE CAPITAL

1.12 Since 22 December 2000 no Group Company has provided any financial assistance as defined in section 152(1) of the Act directly or indirectly for the purpose of acquiring its own shares or those of any of its holding companies or reducing or discharging any liability so incurred.

1.13 Since 22 December 2000 no Group Company has redeemed or purchased or agreed to redeem or purchase any of its share capital or passed any resolutions authorising any such redemption or purchase or entered into or agreed to enter into any contingent purchase contract (as defined in section 165(1) of the Companies Act) or passed any resolutions approving any such contract or made any capitalisation of reserves.

1.14 Since 22 December 2000 no share in the capital of any Group Company has been issued for a consideration other than cash.

1.15 Save as detailed in Schedule 2, no director or secretary of any Group Company is interested in the share capital of any Group Company.

1.16 The Company has no interest in the shares or other securities of any company which is not a Subsidiary and no interest in any business other than that of a Group Company and has not agreed to acquire any such shares, securities or interest or held any such shares, securities or interest or held any such shares, securities or interest at any time.

2.   CAPACITY

2.1 He has the legal right and full power and authority to enter into and perform his obligations under this Agreement and any other documents to be executed by him in connection with this Agreement. When executed, the Seller's obligations under this Agreement and any other documents executed in connection with it will be enforceable in accordance with their terms and the execution and delivery of, and the performance by the Seller of his obligations under this Agreement and any other documents to be executed by him in connection with this Agreement does not require the consent of any third party.

     EFFECT OF SALE

2.2 So far as the Warrantors are aware (but without having made any enquiries of the other party, customers or suppliers) the execution or the performance of this Agreement and any other document to be executed at Completion will not:-

     2.2.1 relieve any other party to a Material Contract of its obligations or enable it to terminate the agreement or arrangement;

     2.2.2 result in the creation, crystallisation or imposition of an Encumbrance on any of the material assets of a Group Company; or

     2.2.3 result in a breach of any order, judgement or decree of any court or governmental agency.

3.   ACCOUNTS AND OTHER RECORDS

     ACCURACY OF THE ACCOUNTS

3.1  The Accounts:-

     3.1.1 give a true and fair view of the state of each Group Company's affairs and of its assets and liabilities as at the Accounts Date and its profits and losses for the financial year ended on that date;

     3.1.2 have been prepared and audited in compliance with the Act and accounting standards, principles and practices generally accepted in the United Kingdom; and

     3.1.3 have been prepared on the same basis as that adopted for the previous two financial years ended on the Accounts Date.

3.2  The Accounts make provision for, reserve for or disclose, as appropriate:

     3.2.1 all liabilities, whether actual, contingent, unquantified or disputed;

     3.2.2 all capital commitments, whether actual or contingent;

     3.2.3 all bad or doubtful debts;

     3.2.4 all exceptional items;

     3.2.5 all changes in accounting policies; and

     3.2.6 all transactions with any Seller, any person connected with a Seller, any director or any person connected with a director,

     of each Group Company as at the Accounts Date.

3.3 So far as the Warrantors are aware the fixed asset register places no value on non-existent items.

     ACCOUNTING REFERENCE DATE

3.4 The Company's and its Subsidiaries' accounting reference dates are as set out in Schedule 2

     BOOKS AND RECORDS

3.5 Each Group Company's books of accounts are up-to-date and comply in all material respects with sections 221 and 222 of the Act.

     STORAGE OF RECORDS

3.6 No Group Company has any of its records, systems, or data recorded or operated by any means which are not under the exclusive ownership and direct control of a Group Company.

     MANAGEMENT ACCOUNTS

3.7 The Management Accounts have been prepared with reasonable care and attention, and on a basis consistent with that adopted in the preparation of the management accounts of the Group for the previous 12 months. Having regard to the purpose for which they were prepared and are used by the Group the Management Accounts are not in the opinion of the Warrantors materially misleading.

     EVENTS SINCE THE ACCOUNTS DATE

3.8  Since the Accounts Date:-

     3.8.1 the business of each Group Company has been carried on in the ordinary course on arm's length terms and so as to maintain the business as a going concern;

     3.8.2 no distributions within the meaning of Part VIII of the Act or sections 209 or 210 or 418 of ICTA have been declared, paid or made by any Group Company except as provided for in the Accounts;

     3.8.3 no share or loan capital of any Group Company has been or agreed to be issued, allotted, redeemed, purchased or repaid by any Group Company;

     3.8.4 no asset of a value in excess of L100,000 has been, or has been agreed to be, acquired or disposed of on capital account by a Group Company except for current assets in the ordinary course of business;

     3.8.5 no debtor has been released by any Group Company on terms that he pays less than the face value of his debt; no debt has been subordinated, written down or written off, provided against (in whole or in part), factored or assigned;

     3.8.6 no Group Company has borrowed any money or raised any money in the nature of borrowings except for borrowings on overdraft in the ordinary course of business from the Bank of Scotland within the Group Company's existing overdraft facility with that bank as set out in the Disclosure Letter;

     3.8.7 no contract, arrangement or transaction has been entered into and no payment has been made by any Group Company otherwise than in the ordinary and usual course of carrying on its business and on an arm's length terms;

     3.8.8 no new management or consultancy charges of more than L50,000 have been incurred or agreed to by any Group Company;

     3.8.9 no shareholder resolution of the Company has been passed (other than ordinary business at annual general meetings);

     3.8.10 the business of any Group Company has not been materially and adversely affected by the loss of any customer which in the financial year preceding the Accounts Date accounted for 5 per cent. or more of its turnover; and

     3.8.11 there have been no material changes to any accounting policies of any Group Company.

4.   FINANCE

     BANK ACCOUNTS

4.1 Details of all bank, building society, investment and deposit accounts maintained or used by each Group Company and the credit or debit balances are set out in or attached to the Disclosure Letter. No Group Company is or has engaged in any off balance sheet financing of a type which would not require to be shown in the Accounts, had such arrangement or financing been entered into on or before the Accounts Date.

4.2 Details of all loan, overdraft and other financial facilities available to each Group Company other than from another Group Company are set out in or attached to the Disclosure Letter.

     NOTICE OF REPAYMENT OF BORROWINGS

4.3 No Group Company has received written notice at its registered office from any lenders of any money requiring repayment or relating to term loan facilities becoming on demand.

     LOAN CAPITAL

4.4 No Group Company has outstanding loan capital nor has it factored its debts or borrowed any money (save for short term borrowings from its bankers) which it has not repaid.

     CREATION OF CHARGES

4.5 No Group Company has created or agreed to create an Encumbrance or agreement for the postponement of debt (except in the ordinary course of business) for lien or set-off.

     GUARANTEES AND INDEMNITIES

4.6 Other than in respect of another Group Company, no Group Company has granted any guarantee or indemnity for the obligation of any third party.

     GRANTS

4.7 The Disclosure Letter contains details of each grant or subsidy or other financial assistance received (and not fully repaid) by the Company from any supranational, national, or local authority or government agency.

     FOREIGN CURRENCY HEDGING

4.8 The Company and each Group Company has complied at all times with SSAP 20 in respect of its foreign currency hedging arrangements.

5.   ASSETS AND STOCK

     TITLE TO AND CONDITION OF ASSETS

5.1  With the exception of:-

     5.1.1 trading stock and assets disposed of in the ordinary course of the business;

     5.1.2 trading stock and assets acquired under retention or reservation of title arrangements; or

     5.1.3 assets which are leased, hired or rented or obtained under any similar arrangement each of the assets included in the Accounts or acquired by a Group Company since the Accounts Date and all assets owned or used by each Group Company are:-

     5.1.4 legally and beneficially owned solely by the Group Company free from any Encumbrance but for the avoidance of doubt this Warranty shall not be deemed to relate to the Properties;

     5.1.5 in the possession or under the control of the Group Company; and

     5.1.6 situated in the United Kingdom.

5.2 So far as the Warrantors are aware all material plant, machinery, vehicles and equipment owned or used by each Group Company is in the possession and control of a Group Company and is functioning correctly as at the date of Completion given its age and usage (fair wear and tear excepted) and is adequately maintained.

     ASSETS SUFFICIENT FOR BUSINESS

5.3 A schedule of fixed assets, including plant, machinery, tools, vehicles and equipment owned by each Group Company is attached to the Disclosure Letter and such schedule includes all such assets which have been owned by a Group Company for 10 years or more.

5.4 In the reasonable opinion of the Warrantors the assets owned by each Group Company together with the assets which are leased, hired or rented comprise all material assets reasonably necessary for the continuation of the business of each Group Company as previously carried on prior to the date of this Agreement.

     HIRE PURCHASE AND LEASED ASSETS

5.5 No Group Company is a party to, or is liable under, a lease, hire, hire purchase, credit sale or conditional sale agreement in respect of an asset with a book value of in excess of L50,000 and has not received any written notice to terminate such agreement or arrangement.

     TRADE DEBTORS

5.6 None of the debts which are shown in the Accounts, or which have arisen subsequently, have been outstanding for more than three months from the Group Company's due date for payment or have been released such that the debtor has paid less than the full amount of his debt.

5.7 No single debtor owes to any Group Company an amount or amounts in aggregate greater than ten per cent of the total of all debts owing to such Group Company.

     PRODUCTS AND SERVICES

5.8 No Group Company has given any guarantee or warranty which is still outstanding in respect of goods or services supplied or contracted to be supplied by it save for any warranty or guarantee implied by law or set out in its standard terms and conditions and so far as the Warrantors are aware no goods or services sold or delivered by any Group Company were materially defective or materially failed to comply with the terms of sale or provision.

     STOCK

5.9  The Group's stock is of satisfactory quality.

5.10 So far as the Warrantors are aware the level of the Group's stock is materially appropriate having regard to the current levels of business.

6.   INSURANCE

     INSURANCE OF ASSETS

6.1 Particulars of all insurances and indemnity policies in respect of which each Group Company has an interest are set out in the report prepared by Marsh (the "INSURANCE REPORT") which is attached to the Disclosure Letter (the "POLICIES").

6.2 So far as the Warrantors are aware, each Group Company has at all material times been, and is insured against accident, injury, third party loss, loss of profits, damage and all other risks prudently insured against by companies carrying on a similar business to the Group Company.

6.3 The Group has no interest in and is not a beneficiary under, and does not pay and is not liable to pay any part of the premiums on, any policy of life assurance.

     STATUS

6.4 All premiums due on the Policies have been paid and so far as the Warrantors are aware all the Policies are valid and in force.

     CLAIMS

6.5 No claim is outstanding under any of the Policies and so far as the Warrantors are aware no matter exists which might give rise to such a claim under any of the Policies. Details of all claims made during the last three years under any of the Policies are set out in the Insurance Report appended to the Disclosure Letter.

6.6 The replies to due diligence enquiries raised in respect of liabilities associated with Expert Heat Treatments Limited (no.4910338) ("EHT") appended to the Disclosure Letter at 2.13 are complete and accurate in all material respects

7.   CONTRACTS

     MATERIAL CONTRACTS

7.1 Copies of each Group Company's standard terms and conditions of sale and of purchase are attached to the Disclosure Letter.

7.2 Details or copies of all Material Contracts are attached to the Disclosure Letter.

7.3 There is not outstanding any offer, tender or bid which is capable of being converted by acceptance into a contract with a supplier which will involve a payment by a Group Company in excess of L100,000 in each year.

7.4 There is not outstanding any offer, tender or bid which is capable of being converted by acceptance into a contract with a customer which will involve payments by the customer in excess of L100,000 in each year.

7.5 There is no material agreement or arrangement whether or not in writing to which any Group Company is a party:

     7.5.1 under which that Group Company gives any guarantee, performance or other bond, indemnity, letter of comfort or similar commitment (whether or not legally binding) in relation to, or stands surety for, the obligations of any third party;

     7.5.2 which involves future capital expenditure by the Group Company exceeding L100,000;

     7.5.3 which is an agency, distributorship, marketing, purchasing, licensing, management or administration (including the management or administering of the affairs of any company, firm, association or business organisation) agreement or arrangement or is an OEM Agreement;

     7.5.4 under which the Group Company is subject to any liability (contingent or otherwise and including any liability to a third party under the Contracts (Rights of Third Parties) Act 1999) not provided for in the Accounts or the Management Accounts; and

     7.5.5 which relates to the acquisition or disposal of companies, businesses or fixed assets by the Group Company either during the last six years or under which the Group Company or any other party has outstanding obligations.

     MAJOR CUSTOMERS, CLIENTS AND SUPPLIERS

7.6 No customer or client or supplier of any Group Company has ceased or given written notice to a Group Company indicating an intention to cease trading or dealing with that Group Company nor, so far as the Warrantors are aware (without having made any specific enquiries) is any customer, client or supplier proposing to cease trading with or to make any substantial reduction in its trading or dealing with the Group Company.

     CREDITORS

7.7 Each Group Company has paid its creditors within the credit periods normally applied by a Group Company to such creditors and no debt owing by a Group Company has been due for more than 120 days.

8.   INSIDER CONTRACTS

8.1 No Group Company is, or during the two years preceding the date of this Agreement has been, a party to any agreement or arrangement (whether legally enforceable or not) in which any Warrantor or any director or former director of any Group Company or any other person beneficially interested in the share capital of the Company at that time or any connected person of any of them is or was directly or indirectly interested other than their contract of employment.

8.2 There are no debts (whether or not due for payment and including contingent liabilities) or unfulfilled obligations owing between a Group Company and any Warrantor or any director or former director of a Group Company or any connected person of any of them other than remuneration accrued (but not yet due for payment) in respect of the calendar month in which this Agreement is executed or for reimbursement of business expenses exceeding L1,000 for each Warrantor.

8.3 There is no claim or circumstance which may give rise to a claim against a Group Company by any director or former director of a Group Company or any connected person of any of them on any account whatsoever.

8.4 No Group Company is party to any agreement or arrangement which is not entirely of an arm's length nature.

     OTHER INTERESTS OF THE WARRANTORS

8.5 None of the Warrantors nor any connected person of any of the Warrantors have a direct or indirect interest in any person (other than a Group Company) which is competitive with the business of any Group Company (save as the beneficial owner of any class of securities of any company listed on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000) and in respect of which each Warrantor or such person is beneficially interested in less than three per cent of all the issued securities of that class).

9.   FINDER'S FEE ETC

     No person is entitled to receive from any Group Company a finder's fee, brokerage or commission in connection with this Agreement or any document to be executed at or before Completion in accordance with this Agreement.

10.  LITIGATION AND COMPETITION MATTERS

     PROCEEDINGS

10.1 No Group Company is engaged in any litigation, arbitration or administrative or other similar proceedings which might have a material effect on the Group's business and so far as the Warrantors are aware there are no such litigation, arbitration or administrative or other such proceedings pending or threatened by or against any Group Company and so far as the Warrantors are aware no circumstances exist which are reasonably likely to give rise to the same.

10.2 There is and has been no governmental, regulatory or other investigation, enquiry or disciplinary action during the 2 years prior to the date of this Agreement regarding any Group Company and so far as the Warrantors are aware none is pending or threatened and so far as the Warrantors are aware no circumstances exist which are reasonably likely to give rise to the same.

10.3 So far as the Warrantors are aware, no Group Company is, or at any material time has been, in connection with the business, a party to any agreement, arrangement or course of conduct which infringes or infringed any competition, anti-trust, merger control, monopoly, fair trading or similar legislation of the EU and/or of any EU Member State.

10.4 So far as the Warrantors are aware, no Group Company has received any notice or communication from the European Commission, or a national competition authority of any EU Member State in respect of any agreement, arrangement or course of conduct to which the Group Company has been or is or has been alleged to be in connection with the business a party to.

11.  LEGAL MATTERS

     LICENCES

11.1 So far as the Warrantors are aware each Group Company has and complies in all material respects with all Licences which are material and necessary for the proper carrying on of its business (details or copies of which are contained in or attached to the Disclosure Letter), and so far as the Warrantors are aware there are no pending or threatened proceedings or investigations which are reasonably likely to affect the Licences in a material way and, so far as the Warrantors are aware, there is no fact or circumstance existing that is reasonably likely to lead to the suspension or revocation of any such Licence.

11.2 No Licence is personal to any one or more of the Warrantors.

11.3 No Group Company has been or has received notice that it has been suspended or debarred from bidding for contracts or subcontracts for any department or any agency of the government of the United Kingdom or any department or agency of the United States government or any foreign government nor has any such suspension or debarment been threatened or action for suspension or debarment been commenced.

11.4 No Group Company is currently being audited, except in the ordinary course of business or as is customary in the industry or as provided by the Federal Acquisition Regulations nor is any Group Company currently being investigated by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defence or any of its agencies, the Defence Contract Audit Agency or the Inspector General or other authorities of any agency of the United States government, any equivalent British government department or agency or any foreign government nor so far as the Warrantors are aware has any such audit or investigation been threatened and so far as the Warrantors are aware there is no valid basis for any Group Company's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any foreign government and so far as the Warrantors are aware there is no valid basis for a claim pursuant to an audit or investigation by the United States government or any foreign government.

11.5 No Group Company nor any of the directors or officers of any Group Company nor so far as the Warrantors are aware any of the other Employees or any other person acting on behalf of any Group Company has in the course of their duties to the relevant Group Company, directly or indirectly, (i) made, provided, or offered any unlawful, immoral or improper contributions, payments, other inducement, gifts of anything of value or entertainment to any government officials, political parties, candidates or others, or (ii) made or offered any unlawful or improper expenditures or gifts of anything of value relating to political activity to government officials, political parties, candidates or others (any payment pursuant to (i) or (ii) hereinafter referred to as an UNLAWFUL PAYMENT).

11.6 No Group Company, as at the date of this agreement, has received notice of any Unlawful Payment or an investigation of an alleged Unlawful Payment. In the reasonable opinion of the Warrantors each Group Company has adequate financial controls to prevent and detect any such Unlawful Payment. No Group Company nor any of their directors or officers, nor so far as the Warrantors are aware any of the other Employees or any other person acting on behalf of the relevant Group Company have in the course of their duties to the relevant Group Company given, offered, accepted or received any unlawful or improper contributions, payments, gifts of anything of value, or expenditures.

11.7 So far as the Warrantors are aware each Group Company is in compliance in all respects and has, during all periods for which any applicable statute of limitations has not expired, complied with all English, European Union, United States and other applicable foreign laws and regulations relating to the prevention of corrupt practices and similar matters

     POWERS OF ATTORNEY

11.8 No Group Company has given any power of attorney which remains in effect nor has it given any other similar authority which is still outstanding (other than authority for an Employee to enter into routine trading contracts in the ordinary course of their duties).

     DOCUMENTS FILED

11.9 All returns, particulars, resolutions and other documents required by law to be delivered to the Registrar of Companies by each Group Company have been properly prepared and delivered.

     MEMORANDUM AND ARTICLES OF ASSOCIATION

11.10 The copy of the memorandum and articles of association of each Group Company attached to the Disclosure Letter is up-to-date and has embodied therein or annexed thereto a copy of every resolution or agreement subject to section 380 of the Companies Act 1985.

     PREVIOUS ACQUISITIONS AND DISPOSALS

11.11 Other than liabilities details of which are listed in the Disclosure Letter, there is no outstanding claim, demand, action, suit, proceeding or course of action either by or against any Group Company in relation to the acquisition or disposal of all or part of the shares or assets of any company including any company (or part of a company) that is now or has been in the last ten years a subsidiary or holding company of any Group Company.

12.  INSOLVENCY

12.1 In relation to each Group Company:-

     12.1.1 no resolution has been passed (and no meeting has been convened, and no written resolution has been circulated), no petition has been presented that has not been withdrawn and no order has been made, for winding up;

     12.1.2 no notice of intention to appoint an administrator has been filed and no application for the appointment of an administrator has been made by any Group Company, the directors or any creditor;

     12.1.3 no holder of a qualifying floating charge has taken any steps to appoint an administrator pursuant to the provisions of the Insolvency Act 1986 as amended by the Enterprise Act 2002;

     12.1.4 no administrative receiver, receiver, administrator, liquidator or provisional liquidator has been appointed;

     12.1.5 no distress, distraint, charging order, execution or other process has been levied against any of its assets and remains undischarged;

     12.1.6 there is no unsatisfied judgment or court order outstanding against any Group Company; and

     12.1.7 no meeting of its creditors, or any class of them, has been held or summoned, no proposal has been made for a moratorium, composition or arrangement in relation to any of its debts, or for a voluntary arrangement under Part 1 of the Insolvency Act 1986;

     12.1.8 it has not stopped paying its creditors or been deemed to be unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1086; and

     12.1.9 no event analogous to any of the above has happened in any jurisdiction in which that person is incorporated or resident or in which it carries on business or has assets.

12.2 So far as the Warrantors are aware no Group Company has been a party to any transaction with any third party which, in the event of such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or to him, would constitute a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts, under sections 238 to 245 and sections 339 to 344 of the Insolvency Act 1986.

12.3 No person who is or has at any time within the last three years been a director or officer of any Group Company has at any material time been subject to any disqualification order under the Companies Act or under any other legislation relating to the disqualification of directors and officers, or was the subject of any investigation or proceedings capable of leading to a disqualification order being made.

13.  INTELLECTUAL PROPERTY

13.1 Details of all registered Intellectual Property owned by the Group and all applications for registration are set out in Schedule 6.

13.2 All material Group Intellectual Property is legally and beneficially owned by a Group Company or used under and in accordance with written licences, and is summarised in Schedule 6 or in the Disclosure Letter.

13.3 The Intellectual Property set out in the Disclosure Letter is all the material Intellectual Property required by the Group to carry on its business as carried on at the date of this Agreement.

13.4 In respect of all Intellectual Property registered by each Group Company and all applications for registration by each Group Company, all renewal and other fees have been paid.

13.5 Subject to paragraph 13.6, so far as the Warrantors are aware, no Group Company has infringed within the last 3 years or is infringing any Intellectual Property of any third party and no third party has within the last 3 years threatened in writing to the relevant Group Company any action in respect of, or alleged, such infringement.

13.6 No Group Company has infringed within the last 3 years or is infringing any copyright, rights in confidential information, trade secret rights, rights in databases or unregistered design rights of any third party and no third party has within the last 3 years threatened in writing to the relevant Group Company any action in respect of, or alleged, such infringement. Notwithstanding the foregoing the use of Intellectual Property licensed to any Group Company which has resulted in or does result in any infringement of any of the rights specified above shall be excluded from this warranty 13.6.

13.7 So far as the Warrantors are aware, no material rights which any Group Company has in Intellectual Property owned by the Group have within the last 3 years been infringed by any third party. No Group Company has alleged any such infringement against any third party.

13.8 Other than as set out in the Disclosure Letter no Group Intellectual Property will be lost, automatically terminated, or rendered liable to a right of termination, assignment or licence to a third party, by virtue of the execution of this Agreement or the transaction effected by this Agreement.

13.9 No Intellectual Property owned by the Group in connection with its business, nor the validity or subsistence of the Group's right, title or interest in such Intellectual Property, is the subject of any written current, pending or threatened challenge, claim or proceeding, including for opposition, cancellation, revocation or rectification notified to the Company.

13.10 Save with respect to licences for standard software packages, copies of all material contracts to which a Group Company is a party:

     13.10.1 whereby the Group Company uses or exploits any material Intellectual Property belonging to a third party; or

     13.10.2 whereby the Group Company has authorised or otherwise permitted, expressly or by implication, any use whatsoever of any material Intellectual Property, or granted to any third party any rights or interest in respect of any material Intellectual Property,

     (together the "IP AGREEMENTS") are attached to the Disclosure Letter.

13.11 So far as the Warrantors are aware, all the IP agreements are valid and binding. None of the IP agreements has been the subject of any material breach or default or of any event which with notice or lapse of time or both would constitute a default by any Group Company or, so far as the Warrantors are aware, any other party thereto.

13.12 Other than in the ordinary course of business, and pursuant to written confidentiality agreements signed by each disclosee, there has been no disclosure of or agreement to disclose to any person other than the Buyer, employees or former employees of the Group any of the Confidential Information of the Group within the last 3 years.

13.13 No Group Company has within the last 3 years materially breached any agreements relating to Confidential Information of a third party.

14.  INFORMATION TECHNOLOGY

     For the purposes of the following warranties in this Section 14 "COMPUTERS" and "COMPUTER SYSTEMS" means all hardware, firmware, peripherals, communication links, storage media and networking equipment.

14.1 So far as the Warrantors are aware all the Computers and Computer Systems owned by any Group Company or used by or on behalf of any Group Company:-

     14.1.1 are fulfilling the purposes for which they were acquired or established without material failures;

     14.1.2 have adequate capacity for each Group Company's present needs; and

     14.1.3 have reasonably adequate security, back-up systems, duplication, hardware and software support and maintenance.

14.2 Darchem Engineering Limited is the sole owner of the domain names darchem.co.uk, darchem.com, darcheminsulationsystems.com and darcheminsulationsystems.co.uk.

14.3 Each Group Company has complied and is complying in all material respects with the Data Protection Act 1998.

14.4 No Group Company has in the three years immediately preceding the date of this Agreement received a notice or allegation from either the Information Commissioner (or previously the Data Protection Commissioner), a data subject or other individual alleging non-compliance with the data protection principles or any other provisions of, or claiming compensation under, the Data Protection Act 1998.

14.5 Save with respect to licences for standard software packages, there are no royalties, licence fees or other fees payable in connection with the use of any part of the Computer Systems other than as expressly set out in the contracts appended to the Disclosure letter.

14.6 Other than elements of the Computer Systems leased or licensed to a Group
     Company:

     14.6.1 one or more Group Companies are the legal and beneficial owner free from Encumbrances of the Computer Systems; and

     14.6.2 the Computer Systems are not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of a Group Company.

     LICENCES

14.7 Each Group Company has been permitted to use the software used in its business pursuant to licences which are so far as the Warrantors are aware in full force and effect. Details of all material licences are set out in or attached to the Disclosure Letter.

15.  EMPLOYEES AND DIRECTORS

15.1 Save as set out in the Schedule of Employees attached to the Disclosure Letter:-

     15.1.1 no Group Company has any Employees;

     15.1.2 no Employee of a Group Company is employed on terms which differ to any material extent from the Group Company's written standard terms and conditions of employment as annexed to the Disclosure Letter; and

     15.1.3 no Employee receives or is entitled to receive any bonus or commission other than wages or salary at a fixed rate.

     15.1.4 there is no employee handbook or employment related policy which applies to the Employees;

     15.1.5 no Employee is contractually entitled to receive or does receive benefits from any Group Company which are either a company car, mobile telephone, private medical insurance, life assurance or permanent health insurance

15.2 Particulars of each Employee's current remuneration, age, sex, date of commencement of continuous employment (for the purposes of the Employment Rights Act 1996), job location, and pension scheme membership appear in that Schedule.

15.3 No Warrantor:

     15.3.1 has, as at the date of this Agreement, given or received notice of termination of employment and no Warrantor will become entitled to terminate their employment on any terms different to those set out in their terms and conditions of employment by reason of the Completion of this Agreement;

     15.3.2 will become entitled to receive a payment or to receive any new or improved benefit or any material change in their terms and conditions of employment by reason of the Completion of this Agreement;

     15.3.3 is at the date of this Agreement on sick leave which has continued for more than 14 consecutive days nor has any Warrantor been absent from his duties as a result of illness or injury for a period of at least 3 months in aggregate within the period of 12 months prior to Completion; or

     15.3.4 requires a work permit to work in the United Kingdom.

15.4 He is not intending or considering leaving employment within the 12 month period commencing immediately after Completion.

15.5 There is no outstanding offer to employ or engage any person to provide services to any Group Company, and no person has accepted such an offer who has not yet taken up the position accepted.

15.6 There are no contracts of service with Employees (whether or not in writing) which cannot be terminated by a Group Company by three months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) and as at the date of this Agreement no Group Company has given or received notice of termination of employment from any of the Employees.

15.7 The aggregate level of remuneration payable to Employees has not increased by more than 10% within the last 12 months.

15.8 No Group Company has received a written application for formal or statutory recognition of any trade union or other body representing Employees within the last 6 months and no Group Company has a formal written agreement with any trade union or other employee representing body for the purposes of collective bargaining. The Warrantors are not aware of any trade union or other employee representing body construing or seeking to construe any action by any Group Company as recognition.

15.9 No Group Company has entered into any written collective agreement or other agreement binding on any such Group Company where the agreement is to implement increases in remuneration for any Employee and where such increases have yet to take effect.

15.10 No Group Company negotiates or communicates with or provides information to a Works Council (whether formally or informally) in respect of the Employees.

15.11 No Group Company has offered or agreed to increase the remuneration of any Employee.

15.12 There is no liability, outstanding or contingent or anticipated, to any present or former Employee other than remuneration accrued for the current wage or salary period or for reimbursement of normal business expenses and (so far as the Warrantors are aware) no present or former Employee has any claim, outstanding or contingent or anticipated, against any Group Company or right to be indemnified by any Group Company arising out of an act or omission in the course of his office or employment or in relation to the termination of that office or employment on or before the date of this Agreement.

15.13 No Group Company is involved in any industrial or trade dispute or any dispute or negotiation with any trade union or association of trade unions or organisation or body of Employees, and so far as the Warrantors are aware there are no circumstances reasonably likely to give rise to any such dispute. No Group Company has been involved in the last 12 months in any industrial or trade dispute with any trade union or association of trade unions or organisation or body of Employees.

15.14 No Group Company has within the period of 12 months preceding the date of this Agreement given notice of any redundancies to the Secretary of State or started consultations with any appropriate representative under the provisions of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992.

15.15 There is no share incentive scheme, share option scheme, profit sharing scheme or other bonus or incentive scheme for all or any Employees nor has any proposal been announced to establish any such scheme.

15.16 No Group Company has any apprentices or trainees or consultants or any industrial training programme, youth training scheme or similar programme or scheme.

15.17 There are no Employees who are currently on maternity leave or paternity leave or parental leave, or who are absent from work in accordance with the terms of any agreement or arrangement (written or otherwise) pursuant to which they have a right to return to work and there are no Employees who have been absent from work due to sickness for more than 3 continuous months in the 12 months period ending on the date of this Agreement.

15.18 There are no:

     15.18.1 Employees who are on a fixed term contract;

     15.18.2 Employees who have made a formal written application to any Group Company to work flexibly under section 80F of the Employment Rights Act 1996 within the 12 months preceding the date of this Agreement and there are no Employees who are currently working flexibly following a formal application under section 80F of that act to do so;

     15.18.3 Former Employees (or their next of kin) who are currently being paid any monetary payment by a Group Company, other than pension benefits; or

     15.18.4 loans currently outstanding from any Group Company to any Employee where the amount to be repaid as at the date of this Agreement is in excess of L1,000 and there are not more than 25 loans currently outstanding from any Group Company to any Employee regardless of the size of the loan.

15.19 No Employee will become contractually entitled to receive a monetary payment from any Group Company by reason of the Completion of this Agreement.

15.20 So far as the Warrantors are aware, no payment has been made or agreed to be made by any Group Company in connection with the actual or proposed termination (except statutory redundancy payments), breach or suspension of any employment or engagement of any of its Employees or former employees of any Group Company and there are no outstanding obligations or fees or arrangements for any Group Company to pay any compensation or gratuitous payments to any such person.

15.21 In the twelve months prior to the date of this Agreement:-

     15.21.1 no formal disciplinary action has been taken against any Employee earning in excess of L30,000 per annum; and

     15.21.2 no written complaint or formal grievance of sex, race or disability discrimination or discrimination on grounds of religion, belief or sexual orientation has been raised by any Employee.

15.22 There are no Employment Tribunal or civil court claims which have been formally lodged against a Group Company by an Employee or former Employee where such Group Company has been formally notified of the existence of such claim and where such claim is, at the date of this Agreement, still to be determined by such Employment Tribunal or Court.

15.23 Each of the Employees has a legal right to work in the United Kingdom.

15.24 Within the period of one year preceding the date of this agreement no Group Company has been a party to any transaction which both parties to the transaction treated as a relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 ("TUPE") nor has any employment tribunal claim or formal written grievance been lodged within the period of one year preceding the date of this Agreement against any Group Company alleging a failure to comply with the duty to inform and consult any appropriate representatives under Regulation 10 of TUPE or that a transaction ought properly to have been treated as a relevant transfer as defined by Regulation 3 of TUPE that was not so treated.

16.  PENSIONS

16.1 Except in relation to the Pension Schemes, no Group Company is or has been party to any agreement or arrangement (in each case whether formal or informal) in relation to which a Group Company has incurred, or may be expected to incur any liability or responsibility for or in relation to the provision of any Relevant Benefits for any person.

16.2 The Stakeholder Scheme is a stakeholder pension scheme as defined in section 1 of the Welfare Reform and Pensions Act 1999 and so far as the Warrantors are aware there are no circumstances which could result in any penalty for failure to comply with that Act or the Stakeholder Pension Schemes Regulations 2000.

16.3 There have been delivered to the Buyer true and complete copies of:-

     16.3.1 the Declaration of Trust, rules and any other documents containing the provisions governing the Life Assurance Scheme;

     16.3.2 the current explanatory booklets issued to any Employees about the Stakeholder Scheme and the Life Assurance Scheme; and

     16.3.3 a list of all Employees for whom any Group Company contributes or deducts contributions from pay together with all particulars necessary to establish the contributions payable or contingently payable by or in respect of them to the Pension Schemes.

16.4 All benefits under the Stakeholder Scheme and the Personal Scheme are provided on a money purchase basis within the meaning of section 181(1) of the Pension Schemes Act 1993. No assurance, promise or guarantee (whether oral or written) has been given to any person as to the level or amount of benefits to be provided under the Stakeholder Scheme and the Personal Scheme.

16.5 So far as the Warrantors are aware, there are no claims or actions in respect of the Pension Schemes (including, without limitation, complaints to the Pensions Ombudsman or investigations by the Occupational Pensions Regulatory Authority or the Pensions Regulator) in progress, pending or threatened (other than routine claims for benefits) and no circumstances exist which are reasonably likely to give rise to any such claim or action.

16.6 All amounts due to be paid to the Pension Schemes by or on behalf of each Group Company and all Employees and former employees have been paid.

16.7 Each trading Group Company has been properly admitted to participation in the Life Assurance Scheme.

16.8 The Stakeholder Scheme and (so far as the Warrantors are aware) the Personal Scheme are approved schemes within the meaning of section 631 ICTA and the Life Assurance Scheme is an exempt approved scheme within the meaning of section 592 ICTA respectively and the Warrantors are not aware of any reason why such approved and exempt approved status may or could be withdrawn.

16.9 No Group Company has any liability in respect of participation in, or an employee's participation in, the Weir Group Scheme under section 75 of the 1995 Act or otherwise.

16.10 No Group Company has given any undertaking or assurance to any person as to the continuance or improvement of any of the Pension Schemes or the benefits that they provide, or as to the introduction of any new scheme to provide any Relevant Benefits in respect of any person.

16.11 All Employees who are entitled to join any of the Pension Schemes joined such scheme or schemes at their first opportunity or decided not to do so having been informed of their entitlement to join in writing.

16.12 No Employee or former employee of any Group Company has been excluded from membership of any of the Pension Schemes or had contributions to or benefits under any of the Pension Schemes limited in ways which constitute illegal discrimination.

16.13 All benefits payable under the Life Assurance Scheme and under the Executive Life Assurance Scheme are fully insured with an insurance company of good repute on the insurer's normal terms and, so far as the Warrantors are aware, there are no grounds on which the insurance company would avoid liability under such insurance.

16.14 Each Group Company has at all times complied with all of its obligations to, under and in respect of the Pension Schemes.

16.15 Neither of the Pensions Indemnities has been altered or released. No claim has been made under either of the Pensions Indemnities and so far as the Warrantors are aware no circumstances have arisen which might give rise to any such claim.

16.16 Since 1 August 1993 no Employee or former employee of any Group Company has been employed by any Group Company as a result of a transfer of an undertaking or part of an undertaking to which TUPE has applied so as to give rise to any liability to provide Relevant Benefits and/or any benefits on or following redundancy or leaving service for other reasons in respect of any such Employee or former employee above the levels that result or will result from the contributions payable to the Stakeholder Scheme and/or the Personal Scheme.

16.17 Since 27 August 2004 no act or omission has taken place which would or might expose any Group Company to any liabilities arising under sections 38 to 42 (inclusive) of the Pensions Act 2004 and no circumstances exist which would or might result in the issue of a financial support direction under sections 43 to 51 (inclusive) of the Pensions Act 2004 in respect of any Group Company.

16.18 Benefits under the Executive Life Assurance Scheme are insured under a separate policy for each member or under a group policy that satisfies the conditions set out in section 539A of ICTA and has satisfied such conditions at all times since before 6 April 2004 or since it was taken out where this was after 6 April 2004.

17.  TAX MATTERS

     GENERAL

17.1 The Accounts provide for Taxation in accordance with UK GAAP.

17.2 Each Group Company has made all returns required to be made and given all accounts, statements, reports, computations and notices required to be given by a Group Company for any Tax purpose and the information contained in any such returns, accounts, statements, reports, computations and notices was and so far as the Warrantors are aware remains full and accurate in all material respects.

17.3 No Group Company is or has been liable to pay any fines, interest or penalties to a Tax Authority within the last three years.

17.4 So far as the Warrantors are aware, there is no dispute and there has not at any time within the last six years been any dispute between any Group Company and any Tax Authority (other than the routine negotiation of tax returns and computations) and, so far as the Warrantors are aware, no Group Company is or has within the last six years, been the subject of an investigation by any Tax Authority (other than routine PAYE, national insurance and VAT audits).

17.5 All Tax for which any Group Company is liable (including amounts becoming due since the Accounts Date), the due date for payment of which is on or before Completion, has been or will be paid on or before Completion.

17.6 The Company has maintained all records that it is required to maintain for Tax purposes.

17.7 There are set out in the Disclosure Letter details of any arrangements entered into between each Group Company and the HM Revenue & Customs pursuant to Section 36 Finance Act 1998.

17.8 The Disclosure Letter contains details of any instalments of corporation tax paid by each Group Company or apportioned to each Group Company under any group payment arrangement for the accounting period beginning immediately after the Accounts Date.

17.9 No Group Company has any dispensations or PAYE Settlement agreements with the Tax Authorities or any other agreement or arrangement whereby it is assessed to Tax other than in accordance with the strict terms of the legislation or practice of the Tax Authority.

17.10 No Group Company is, nor so far as the Warrantors are aware will become, liable to pay, to reimburse or to indemnify any person (including a Tax Authority) in respect of the Taxation liability of a third person whether or not as a consequence of that third person failing to discharge that liability;

17.11 No transaction has been entered into by any Group Company since the Accounts Date in respect of which any Group Company is required to make a specific return or to provide information to any Tax Authority and in respect of which the time for making such return or providing such information will expire on or within three months of Completion.

17.12 No Group Company has made, nor, so far as the Warrantors are aware, may become, liable to make any payment or reimbursement or give any indemnity in respect of Taxation, as a result of the failure of any person to discharge Taxation, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur on or prior to Completion.

     PAYE AND NATIONAL INSURANCE

17.13 Each Group Company has properly operated the PAYE system and has complied with its obligations in respect of National Insurance and has complied with its reporting, accounting and payment obligations to the relevant authorities in connection with payments (including notional payments) and benefits provided for Employees of a Group Company.

17.14 No employee or director of any Group Company or any other person including but not limited to consultants has been granted an option over or any other right to acquire shares or securities in any Group Company or any other company.

17.15 In respect of each acquisition of securities within Chapter 2 of Part 7, ITEPA (Restricted Securities), an election has been made under section 431 ITEPA (Election for full or partial disapplication of this Chapter) in respect of all securities.

     VAT

17.16 Each Group Company is registered in the United Kingdom for the purposes of legislation relating to VAT. The Disclosure Letter contains details of all companies which are or have since 22 December 2000 been treated as a member of the same group of companies as each Group Company for the purposes of section 43 VATA, including details of the representative member of such groups.

17.17 Each Group Company has complied with its payment and other obligations under the legislation relating to VAT and has maintained complete, correct and up to date records and documents required for VAT purposes, has not within the last three years incurred any penalty, default surcharge or interest in relation to VAT and has not within the last two years been served with any penalty liability notice within section 64 VATA or any surcharge liability notice within section 59 VATA or been issued with any written warning within section 76 (2) VATA.

17.18 No Group Company has been required to give security to HM Revenue &
     Customs.

     CAPITAL GAINS/CAPITAL ALLOWANCES

17.19 The Disclosure Letter contains details of all claims made by each Group Company under sections 152 to 154 (replacement of business assets) or section 179B (roll over of degrouping charge on business assets) of the TCGA and which apply to any asset owned by a Group Company at Completion and no other claim has been made by any other person under sections 165 (gifts of business assets) and 175 (replacement of business assets by members of a group) of the TCGA which affects the consideration for the acquisition of any such asset taken into account in computing any liability to corporation tax on chargeable gains on a subsequent disposal of that asset.

17.20 If any of the assets (or, in respect of assets which are in pools for capital allowances purposes, the pool of assets) of any Group Company were disposed of for a consideration equal to the book value of that asset (or, in respect of assets which are in pools for capital allowances purposes, the book value of that pool) in, or adopted for the purposes of, the latest audited accounts of the relevant Group Company no balancing charge or balancing allowance would arise and if any of the assets of any Group Company were disposed of for a consideration equal to the book value of that asset in, or adopted for the purposes of, the latest audited accounts of the relevant Group Company no liability to corporation tax on chargeable gains (disregarding any statutory right to claim an allowance or relief) would arise.

17.21 No Group Company has agreed to acquire or dispose of any asset the consideration for the acquisition or disposal of which will be in excess or less than its market value.

17.22 No liability to Taxation (other than VAT but disregarding any statutory right to claim an allowance or relief) would arise if any Group Company were to dispose of any asset acquired since the Accounts Date for a consideration equal to the consideration actually given for the acquisition of that asset.

17.23 Neither the signing of this Agreement nor Completion will result in any profit or gain being deemed to accrue to any Group Company for the purposes of Taxation under section 179 TCGA (Company ceasing to be a member of a group).

17.24 No Group Company has entered into or will, on or before Completion, enter into an election under section 179A TCGA (Re-allocation within group of gain or loss accruing under section 179).

17.25 Since the Accounts Date no Group Company has done, or agreed to do, any act, as a result of which any balancing charge has arisen or may arise under CAA or other legislation relating to capital allowances.

     CLAIMS AND ELECTIONS

17.26 Details of all matters relating to Taxation in respect of which any Group Company has, or at Completion will have, an outstanding entitlement;

     17.26.1 to make an appeal (including a further appeal) against an assessment to Taxation;

     17.26.2 to make an application for the postponement of, or the payment by instalments of, any Taxation; or

     17.26.3 to disclaim or require the postponement of any allowance or relief,

     have been Disclosed in the Disclosure Letter (where the appeal, application or disclaimer must be made within eight weeks of Completion).

     DISALLOWANCE AND DEDUCTIONS

17.27 All rents, interest (including any amounts treated as interest for Taxation purposes, for example, amounts treated as interest under section 730A (Treatment of price differentials on sale and repurchase of securities), annual payments, emoluments, management or service fees or charges or other sums of an income nature (including benefits in kind) in excess of L 5,000 which any Group Company is under an obligation entered into on or before Completion to pay or provide in the future are or will under the law currently in force be wholly allowable as deductions or charges on income in computing profits or against profits for the purposes of corporation tax in the accounting period in which they have or will be incurred.

     INTANGIBLE ASSETS

17.28 No Group Company owns any chargeable intangible assets as defined in
     Schedule 29 Finance Act 2002.

     GROUP MATTERS

17.29 No Group Company has any outstanding obligation to make or any entitlement to receive any payment to or from another company (other than another Group Company) in respect of any amounts surrendered, or agreed to be surrendered, by way of group relief, either to or by a Group Company.

     RESIDENCE AND OVERSEAS MATTERS

17.30 Each Group Company is and always has been resident only in the United Kingdom for Tax purposes.

17.31 No Group Company acts as the branch, agent, factor or tax representative of any person resident outside the United Kingdom for Tax purposes and no such person carries on any trade or business through a Group Company.

     BONUS ISSUES/DISTRIBUTIONS

17.32 No Group Company has made any repayment of share capital to which section 210 of ICTA (bonus issue following repayment of share capital) applies or made any bonus issue or otherwise issued any share capital as paid up otherwise than by receipt of new consideration within the meaning of Part VI of ICTA.

17.33 No Group Company has within the last 6 years been concerned in any exempt distribution or received a chargeable payment within sections 213 to 218 (inclusive) (Demergers).

     CLOSE COMPANY

17.34 No Group Company is a close company within the meaning of section 414 of ICTA or a closed investment-holding company within the meaning of section 13A (Close investment-holding companies).

17.35 No loan or advance has been made or waived or debt incurred or assigned whether by or to a Group Company or any other person as a result of such
     Section 419 of ICTA has applied, applies or so far as the Warrantors are aware may apply to a Group Company and there is no agreement or arrangement for such loan advance or debt to be made, waived, incurred or assigned and no such loan advances or debt will be outstanding at Completion.

     STAMP DUTY AND STAMP DUTY LAND TAX

17.36 All instruments executed by any Group Company which are not subject to stamp duty land tax and which are necessary to establish the title of a Group Company to any asset have been duly stamped and, where appropriate, stamped with the particulars delivered stamp by the HM Revenue & Customs, and so far as the Warrantor is aware there are no circumstances including execution, substantial performance of any contract for a land transaction and performance of this Agreement which may result in any Group Company becoming liable to any such penalty, interest or fine or to any such forfeiture.

17.37 Each Group Company has paid all stamp duty land tax which it is liable to pay and has made all land transaction returns it is obliged to make within 30 days after the effective date of the transaction.

17.38 HM Revenue & Customs have not opened an enquiry or investigation into any land transaction return made by a Group Company which remains open.

17.39 No contract for a land transaction has been entered into and substantially performed, but not yet completed, without the required payment of stamp duty land tax.

17.40 No Group Company has entered into a contract for a land transaction on which there will be an outstanding balance of stamp duty land tax to pay on completion of the land transaction.

17.41 No Group Company has entered into any land transaction where the whole or part of the chargeable consideration for the transaction is uncertain, contingent or unascertained.

     INHERITANCE TAX

17.42 There has been no transfer of value made by a Group Company or in relation to any share capital of a Group Company to which Part IV of the IHTA (close companies) applies.

17.43 No HM Revenue & Customs charge for unpaid capital transfer tax or inheritance tax has been or may be imposed under section 237 of the IHTA over any asset of a Group Company or so far as the Seller is aware in relation to any part of the share capital of a Group Company.

     TAX AVOIDANCE

17.44 No Group Company has, so far as the Warrantors are aware, entered into or been involved in any transaction, series of transactions scheme or arrangement designed wholly or mainly for the purpose of avoiding or reducing a liability to Tax.

17.45 No Tax Authority has investigated any transaction, series of transactions, scheme or arrangement involving any Group Company with a view to applying section 770A (Provision not at arm's length) and Schedule 28AA (Provision not at arm's length), or equivalent legislation or legal principles in any other country, and, so far as the Warrantors are aware, no circumstances exist which could result in liability or increased liability of any Group Company to Taxation if such investigation were undertaken.

17.46 In relation to section 770A (Provision not at arm's length) and Schedule 28AA (Provision not at arm's length), each Group Company has complied with its obligations under the corporation tax self-assessment regime.

17.47 The Disclosure Letter contains full particulars of all disclosures made under Part 7 FA 2004 including (if available) the number given by HM Revenue & Customs in respect of any such disclosure made.

18.  PROPERTY MATTERS

     TITLE

18.1 The Properties comprise all the premises owned, used or occupied by a Group Company.

18.2 Each Group Company (or its mortgagees) has in its possession all deeds and documents of title necessary to prove good title to each of the Properties

18.3 The relevant Group Company is the legal and beneficial owner of the relevant part of each of the Properties.

     OCCUPATION

18.4 Save as set out in Schedule 3 each Group Company is entitled to and has, exclusive physical possession and occupation of the whole of each of the Properties and none of the Properties are subject to any lease, tenancy, licence to occupy or agreement to grant any of them or any claim or overriding interest (as defined in Schedules 1 and 3 of the Land Registration Act 2002) and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party or has been granted or has agreed to be granted to any third party.

     LIABILITIES

18.5 So far as the Warrantors are aware no Group Company has been the tenant, licensee, assignee or guarantor of any lease, licence or tenancy agreement other than in relation to the Properties.

18.6 So far as the Warrantors are aware no Group Company has ever acquired, assigned or otherwise disposed of any leasehold property in such a way that it retains any material residual liability in respect of it.

18.7 Since the Accounts Date no Group Company has acquired, or disposed of, or agreed to acquire or dispose of, or granted any option in respect of, any interest in any land or premises.

18.8 Each of the Properties is insured for the amount and in respect of the risks referred to in the Disclosure Letter and all premiums due in respect of policies insuring the buildings on the Properties have been paid in full; and no such insurances are renewable within 30 days of Completion.

18.9 Save for the building of a new canteen at the Stillington site (detailed in Schedule 3) no other building work or erection of any new structure at the Stillington site has been started (but not completed) or committed to by a Group Company.

18.10 No Group Company has received notice that it is in breach of any obligation in a lease of the Properties to obtain any licence, consent or approval from a landlord or superior landlord and the covenants on the part of the tenant contained in any such licences, consents or approvals as have been obtained have been complied with.

18.11 There are no rent reviews currently in progress under any of the leases of any of the Properties.

18.12 So far as the Warrantors are aware the information contained in the Certificates of Title and the information concerning the Properties given in correspondence and by email on behalf of the Sellers by Jacksons solicitors and/or by the Sellers' Solicitors in replies to enquiries raised on behalf of the Buyer by the Buyer's Solicitors is complete and accurate in all material respects.

18.13 The Properties are sufficiently and adequately served by electricity and other necessary utilities for the Properties to be put to their current uses.

19.  ENVIRONMENTAL WARRANTIES

"COMPETENT AUTHORITY"         means any person or body with judicial,
                              administrative or regulatory sanctions or
                              otherwise having the power to Environmental Laws,
                              including without limitation the local authority
                              and Environment Agency

"ENVIRONMENT"                 means all and any of the following media being
                              land water and air (wherever situated)

"ENVIRONMENTAL LAWS"          means all legally binding international, European
                              Union, national, regional or local laws (including
                              common law, statute law, civil, criminal and
                              administrative law), together with all subordinate
                              legislation and legally binding codes of practice,
                              guidance notes, circulars, decisions, regulations,
                              and judgments, applicable to the business or
                              operations of any Group Company at or prior to
                              Completion which relate to or have as their
                              purpose or effect and the protection of the
                              Environment, together with any judicial or
                              administration interpretation of each of the
                              foregoing in each and every case to the extent
                              that they have the force of law as at Completion

"ENVIRONMENTAL PERMITS"       means all or any permits, licences,
                              authorisations, consents, approvals, certificates,
                              including any condition thereof required at any
                              time under any Environmental Laws for the
                              activities of each Group Company up to and
                              including Completion

"ENVIRONMENTAL PROCEEDINGS"   means any written proceeding, claim, suit, action,
                              writ, order, judgement, decree or notice (whether
                              civil, criminal, judicial or administrative) in
                              each case served upon any Group Company by any
                              Competent Authority or third party under
                              Environmental Laws

"HAZARDOUS SUBSTANCES"        means any natural or artificial substance or
                              combination of substances (whether in solid or
                              liquid form or in the form of gas or vapour)
                              capable of causing harm to the Environment

19.1 So far as the Warrantors are aware each Group Company has at all times prior to 22 December 2000 complied in all material respects with all Environmental Laws that are enforceable both in respect of the Group's business as carried on from time to time at the Properties and in respect of any part of the Properties. Since 22 December 2000 each Group Company has at all times complied in all material respects with all Environmental Laws that are enforceable both in respect of the Group's business as carried on from time to time at the Properties and in respect of any part of the Properties

19.2 No Group Company has during its ownership of the Properties been involved in any Environmental Proceedings under any Environmental Laws and there are no past or (to the knowledge of the Warrantors) pending or threatened Environmental Proceedings against any Group Company brought under any Environmental Laws nor is there any matter or issue of which the Warrantors are aware which would lead to Environmental Proceedings under any Environmental Laws at the date of this Agreement which have had or which would have had or which would in the event of a judgment decision ruling or order being unfavourable to the Group's business have a materially adverse effect on the financial or trading prospects of the Group's business.

19.3 All Environmental Permits required for the lawful conduct of any Group Company's business as carried on at the date of this Agreement have been obtained and maintained. All conditions, restrictions and obligations contained in the Environmental Permits have been complied with in all material respects and the Warrantors are not aware of any reason why any of the Environmental Permits should be revoked or amended.

19.4 Copies of all reports, investigations and surveys relevant to the application of the Environmental Laws to the Group's business and the Properties which have been prepared in the last five years by or on behalf of a Group Company and which are in any Group Company's possession have been provided to the Buyer.

                                   SCHEDULE 5

                      LIMITATIONS ON WARRANTORS' LIABILITY

                                   (Clause 6)

1.   DEFINITIONS USED IN THIS SCHEDULE

1.1  In this Schedule:-

"CLAIM" means any claim (whether in contract, tort or otherwise) made by the Buyer for breach of any of the Warranties, Indemnities or any other provision of this Agreement but excluding a claim under the Environmental Indemnity

"DETERMINED CLAIM"        means a Claim or claim under the Tax Deed which:-

                          (a) has been settled by written agreement between the Warrantors and the Buyer, or is the subject of an acknowledgement in writing by all of the Warrantors that they accept liability and quantum in respect of that relevant Claim or claim under the Tax Deed; or

                          (b) is the subject of an order as to both liability and quantum made by a court of competent jurisdiction; or

                          (c) is the subject of an order made by a court of competent jurisdiction for damages to be assessed and an order made by such a court assessing the quantum of those damages

"EVENT" means any event, act, transaction, arrangement, default or omission, including, without limitation, the receipt or accrual of any income or gains or any distribution, failure to distribute, cessation or commencement of business, acquisition, disposal, transfer, payment, loan or advance

"RELIEF" means any relief, allowance, deduction, exemption or set-off relevant to the computation of any liability for Tax or any credit against Tax

2.   LIMITATIONS ON QUANTUM

2.1  The Warrantors shall have no liability whatsoever in respect of:-

     2.1.1 any Claim unless the liability of the Warrantors in respect of that individual Claim (or series of related Claims with respect to related facts or circumstances) exceeds L30,000 (excluding interest and costs);

     2.1.2 a claim under the Tax Deed unless the liability of the Warrantors in respect of that individual claim under the Tax Deed (or series of related claims under the Tax Deed with respect to related facts or circumstances) exceeds L10,000 (excluding interest and costs); and

     2.1.3 any Claim unless the aggregate amount of the liability of the Warrantors for all such Claims exceeds L675,000 (in which event the Warrantors shall be liable for the whole amount not just the excess).

2.2 The total aggregate liability of each of the Warrantors in respect of all Claims and claims under the Tax Deed shall not in any event exceed the amount set opposite their respective names in Column 5 of Part 2 of
     Schedule 1 plus the proportion (as set out in Column 6 of Part 2 of Schedule 1) attributable to such Warrantor of the balance standing to the credit of the Retention Account from time to time (inclusive of all legal and other professional fees and expenses paid by the Warrantors). For the avoidance of doubt, the total aggregate liability of each of the Warrantors shall be reduced by the proportion (as set out in Column 6 of Part 2 of Schedule 1) attributable to such Warrantor of any amount paid from the Retention Account to the Buyer.

2.3 Subject to paragraph 2.2, above in respect of any individual Claim or any claim under the Tax Deed, each of the Warrantors shall only be responsible for the percentage of the value of such claim as is set out opposite his name in Column 6 of Part 2 of Schedule 1.

2.4 For the avoidance of doubt amounts for which the Warrantors have no liability pursuant to paragraph 2.1.1 or paragraph 2.1.2 shall not count towards the financial threshold in paragraph 2.1.3.

2.5 The limitations set out in this Schedule 5 shall not apply to a Claim which is a result of a breach of the warranties set out in paragraphs 1.1, 1.2 and 2.1 of Schedule 4.

2.6 The Warrantors liability in respect of a Claim under the Tax Warranties and/or the Tax Deed shall be further limited in accordance with the terms of the Tax Deed.

3.   TIME LIMITS FOR BRINGING CLAIMS

3.1 The Warrantors shall have no liability for a Claim unless they receive from the Buyer written notice of the Claim (specifying in reasonable detail the matter giving rise to the Claim, the nature of the Claim and the amount claimed):-

     3.1.1 on or before the seventh anniversary of Completion in respect of any Claim for breach of any of the Tax Warranties;

     3.1.2 on or before the second anniversary of Completion in respect of any other Claim.

3.2 Any Claim which has been made against the Warrantors (and which has not been previously satisfied, settled or withdrawn) shall be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of nine months commencing on the date on which notice of the Claim was given to the Warrantors in accordance with paragraph 3.1, unless legal proceedings in respect of the Claim shall have been properly issued and validly served on the Warrantors, or in the case of a claim based on a contingent liability, within nine months of that contingent liability becoming an actual liability.

4.   DETERMINED CLAIMS

4.1 Upon a Claim or any claim under the Tax Deed becoming a Determined Claim made in the whole or part in favour of the Buyer, then the Buyer shall:-

     4.1.1 first deduct the amount of such Determined Claim due to the Buyer from the Retention Account in accordance with Schedule 7; and

     4.1.2 to the extent that a sum remains due to the Buyer in respect of a Determined Claim after it has been paid all sums standing to the credit of the Retention Account the Buyer shall be entitled to recover any remaining sums due to it from the Warrantors (subject always to the provisions set out in this Agreement).

5.   GENERAL EXCLUSIONS ON LIABILITY

5.1 The Warrantors shall have no liability (or, as appropriate, liability will be reduced) in respect of a Claim (other than a Claim in respect of a breach of the Tax Warranties which shall be limited in accordance with the provisions of clause 3 of the Tax Deed) if and to the extent that:-

     5.1.1 the Claim arises or is increased as a result of any voluntary act or omission carried out by or at the request of or with the consent of the Buyer, any other member of the Buyer's Group or any of their respective officers, employees, agents, professional advisers or successors in title or assigns;

     5.1.2 the Claim arises or is increased as a result of, or is otherwise attributable to, the passing or coming into force of, or any change in, after the date of this Agreement, any law, rule, regulation, directive, interpretation of the law or any administrative practice of any government, governmental department, agency or regulatory body, or any increase in the rates of any Taxation or any imposition of Taxation, in any such case not actually or prospectively in force at the date of this Agreement;

     5.1.3 the Claim arises or is increased as a result of, or is otherwise attributable to, any changes made after Completion in the accounting policies or accounting or commercial practices or any Taxation reporting practice or the length of any accounting period for Taxation purposes of the Buyer or a Group Company, save to the extent that such change is necessary to correct an improper policy or practice that was contrary to UK GAAP at the date of this Agreement;

     5.1.4 the matter giving rise to the Claim arises (in whole or in part) from any Event before or after Completion as a result of a written request or direction of any member of the Buyer's Group (which for this paragraph includes after Completion any Group Company) or an authorised representative or professional advisor of any member of the Buyer's Group;

     5.1.5 the matter giving rise to the Claim was specifically allowed, provided for or reserved in the Accounts, the Management Accounts and the Completion Accounts (as defined in Schedule 8);

     5.1.6 the Claim is based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable; and

     5.1.7 the Buyer assigns or purports to assign any of its rights under this Agreement (other than in accordance with Clause 17) without the Warrantors' prior written consent; or (other than in accordance with Clause 17) the Buyer ceases to beneficially own the entire issued share capital of the Company.

5.2 The Warrantors shall have no liability whatsoever in respect of a Claim if the fact, matter and circumstance giving rise to the Claim has been Disclosed or expressly provided for or stated to be an exception under the terms of this Agreement.

5.3 All amounts available for set-off or otherwise liable to be deducted pursuant to paragraph 4.1 will be taken into account before ascertaining if the loss giving rise to a Claim or a claim under the Tax Deed exceeds the de minimis limit referred to in paragraph 2.1.1 or 2.1.2.

6.   NO LIABILITY IF LOSS IS OTHERWISE COMPENSATED

6.1 Neither the Buyer nor the Company shall be entitled to recover more than once for the same loss in respect of the same circumstances giving rise to a Claim or a claim under the Tax Deed or Environmental Indemnity.

6.2 The Warrantors shall not be liable (or, as appropriate, the liability shall be reduced) to the extent that the Buyer and/or any Group Company recovers any sums from a third party in respect of the circumstances giving rise to the Claim or would have had such a right of recovery under an insurance policy applicable to the Group for the period up to the date of Completion but for any change in the terms of the Group's insurance cover made on or after Completion.

6.3 The Buyer shall procure that each member of the Buyer's Group shall take all reasonable steps to avoid and/or mitigate the Warrantors liability under this Agreement.

6.4 Nothing in this Schedule 5 shall in any way restrict or limit the general obligation at law of the Buyer to mitigate any loss or damage which it may suffer in consequence of any matter giving rise to any Claim.

7.   CONDUCT OF CLAIMS

7.1 If any member of the Buyer's Group becomes aware of any matter which might give rise to a Claim (excluding a Claim under the Tax Warranties) or upon any Claim being made the following provisions shall apply:-

     7.1.1 the Buyer shall as soon as reasonably practicable give written notice to the Warrantors specifying in reasonable detail the nature of the matter and shall consult with the Warrantors with respect to the matter;

     7.1.2 the Buyer shall provide, and shall procure that each member of the Buyer's Group will provide, to the Warrantors and the Warrantors' professional advisers reasonable access to premises, personnel and to all relevant assets, documents, records and information within the power, possession or control of the Buyer's Group for the purpose of investigating the matter and/or enabling the Warrantors to take such action as is referred to in paragraph 7.1.5;

     7.1.3 the Buyer shall and shall procure as far as reasonably possible that all other members of the Buyer's Group retain and preserve originals or copies of all relevant documents, records and information within the power, possession or control of the Buyer's Group of, or relating to the Company which are relevant in connection with any Claim for so long as any actual or prospective Claims remain outstanding;

     7.1.4 the Warrantors shall be entitled (at their expense) to copies of any of the documents or records and (if appropriate in the context of the matter which may give rise to a Claim) to photograph any premises or assets, referred to in paragraph 7.1.2;

     7.1.5 In relation to any claim made by a third party which may give rise to a claim (a "THIRD PARTY CLAIM") the Buyer shall and shall procure that each member of the

          Buyer's Group will take such action and institute such proceedings, and give such information and assistance, as the Warrantors may reasonably request to:-

          (a) dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; or

          (b) enforce against any person (other than the Warrantors) the rights of any member of the Buyer's Group in relation to the matter;

          provided that the Warrantors indemnify and, to the extent the amount standing to the credit of the Retention Account is less than the Buyer's reasonable estimate of the costs and expenses referred to in this paragraph together with the Buyer's reasonable estimate of any other Claims or claims under the Tax Deed or Environmental Indemnity, secure each member of the Buyer's Group to their reasonable satisfaction for all reasonable costs and expenses (including their legal fees) properly incurred as a result of any request or nomination by the Warrantors and provided that the Buyer shall not be required to take any such action if it considers (acting reasonably) that such action could have a material adverse effect on the business of any Group Company.

8.   RECOVERY FROM THIRD PARTIES

8.1 If a Warrantor pays to the Company or the Buyer (or any member of the Buyer's Group) an amount in respect of a Claim (other than a Claim under the Tax Warranties to which the provisions of clause 9 of the Tax Deed shall apply), then if the Company or the Buyer (or any other member of the Buyer's Group) subsequently recovers (whether by reason of insurance, payment, discount, credit, relief or otherwise) from a third party (including any Tax Authority) an amount which is referable to the matter giving rise to the Claim:-

     8.1.1 if the amount paid by the Warrantors in respect of that Claim is more than the total amount actually recovered from the third party, the Company, Buyer or member of the Buyer's Group (as appropriate) will pay to the Warrantors the sum recovered; or

     8.1.2 if the amount paid by the Warrantors is less than or equal to the total actual amount recovered from the third party, the Company, Buyer or member of the Buyer's Group (as appropriate) will pay to the Warrantors an amount equal to the amount paid by the Warrantors;

     in each case less any reasonable costs of making such a recovery.

8.2 If at any time after Completion the Warrantors wish to insure all or any part of its liability in respect of Claims or claims under the Tax Deed, the Buyer shall provide such information as any prospective insurer or broker may reasonably require before effecting such insurance.

8.3 The Buyer shall and shall procure that each Group Company will retain and preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Claim or claim under the Tax Deed.

9.   RESTRICTIONS ON CLAIMS MADE

     The Warrantors will not be liable for any Claim:-

9.1  in respect of pension matters unless it is brought under paragraph 16 of
     Schedule 4 and each of the other Warranties will be deemed not to be given in relation to pension matters;

9.2 in respect of Intellectual Property unless it is brought under paragraph 13 of Schedule 4 and each of the other Warranties will be deemed not to be given in relation to Intellectual Property;

9.3  in respect of the Properties unless it is brought under paragraph 18 of
     Schedule 4 and each of the other Warranties will be deemed not to be given in relation to the Properties;

9.4 in respect of Tax unless it is brought under paragraph 17 of Schedule 4 and each of the other Warranties will be deemed not to be given in relation to Tax matters;

9.5 in respect of environmental matters unless it is brought under paragraph 19 of Schedule 4 and each of the other Warranties will be deemed not to be given in relation to environmental matters.

                                   SCHEDULE 7

                      PROVISIONS RELATING TO THE RETENTION

                                     PART 1

                                     GENERAL

1.   DEFINITIONS

In this agreement:

"BANK"                 means National Westminster Bank plc

"INSTRUCTION LETTER"   means a letter from the Buyer and the Sellers to the
                       Solicitors relating to the Retention in agreed form a
                       draft of which is set out in part 2 of this schedule

"RELATED INTEREST"     means, in relation to any part of the Retention Account
                       withdrawn in accordance with this Agreement, that portion
                       of the interest accruing from Completion in respect of
                       the Retention Account as is attributable to the sum
                       withdrawn net of any taxation required by law to be
                       deducted from it

"RETENTION ACCOUNT"    means an interest bearing solicitor's reserve account in
                       the joint names of the Solicitors opened in accordance
                       with the Instruction Letter

"RETENTION CLAIM"      means:

                       (i) a Claim by the Buyer, including a claim for payment under Schedule 8 of this Agreement or under the Environmental Indemnity; or

                       (ii) a claim under the Tax Deed

                       in each case notified to the Sellers in accordance with this Agreement and/or the Tax Deed on or before the Termination Date

"SOLICITORS"           means the Buyer's Solicitors and the Sellers' Solicitors

"TERMINATION DATE"     means the date following 2 years after the date of this
                       Agreement

2.   RETENTION ACCOUNT

2.1  The following provisions shall apply in respect of the Retention Account:

     2.1.1 all interest earned in respect of the Retention shall be credited to the Retention Account;

     2.1.2 no other credit shall be made to the Retention Account without the written consent of the Solicitors;

     2.1.3 no withdrawal shall be made from the Retention Account except in accordance with the Instruction Letter or as may otherwise be ordered by a court of competent jurisdiction;

     2.1.4 neither the Buyer nor the Sellers shall have any entitlement to interest until payment of the principal to which it relates; and

     2.1.5 the amount standing to the credit of the Retention Account (including Related Interest) shall be paid to the Sellers in the Agreed Proportions on the Termination Date less:-

          (a) the amount of all Retention Claims which have not at that date become Determined Claims;

          (b) any amount which the Buyer and Sellers have notified in accordance with clause 3.1 of the Retention Schedule but which has not then been withdrawn from the Retention Account (which amount shall be paid to the Buyer);

          (c) any amounts payable out of the Retention Account in accordance with paragraph 1.3 of the Instruction Letter;

          (d) the amount of any claims under the Environmental Indemnity which have not at that date been determined in accordance with Schedule 9; and

          (e) the Related Interest attributable to the sums referred to in paragraphs (a), (b), (c) and (d) above;

3.   RETENTION CLAIMS

3.1  On any Retention Claim becoming a Determined Claim or a claim under
     Schedule 9 being determined in accordance with Schedule 9 (a "DETERMINED ENVIRONMENTAL CLAIM"), the Buyer and the Sellers shall give notice as soon as reasonably practicable (in accordance with the Instruction Letter) to the Solicitors to request payment from the Retention Account of the amount of such Determined Claim or Determined Environmental Claim due to the Buyer.

3.2 The amount of the Retention shall not be regarded as imposing any limit on the amount of any Claims under the Agreement or claims under the Tax Deed.

3.3 To the extent that a payment from the Retention Account (and the Related Interest attributable to it) is less than the amount which the Buyer is entitled to in respect of a Retention Claim which has become a Determined Claim it shall be treated as a payment on account of the amount determined to be payable and the Warrantors shall promptly pay any excess which they are each obliged to pay pursuant to the term of this Agreement to the Buyer in cash.

                                     PART 2

                               INSTRUCTION LETTER

                                                            Date:__________ 2005

To:
Taylor Wessing
Carmelite
50 Victoria Embankment
Blackfriars
London EC4Y 0DX

and

Pinsent Masons
3 Colmore Circus
Birmingham
B4 6BH

Dear Sirs

This is the Instruction Letter as defined in Schedule 7 to the agreement (the "Agreement") between the Buyer and the Sellers of today's date a copy of such schedule being set out in the schedule to this letter (the "Retention Schedule").

Terms defined in the Agreement and in the Retention Schedule shall have the same meaning when used in this letter.

1.   You are hereby authorised and instructed:

1.1 to open an interest bearing solicitor's reserve account in your joint names at the Bank and to place funds on the money markets;

1.2 to receive and hold all sums paid to you in accordance with the Retention Schedule and all sums from time to time standing to the credit of the Retention Account, on trust to pay such sums either to the Buyer or to the Sellers, or partly to one and partly to the other, on the terms of this letter;

1.3  to pay out of the Retention Account:

     1.3.1 any taxation which may be payable as a matter of law in respect of interest accrued on the amount standing from time to time to the credit of the Retention Account; and

     1.3.2 all bank charges payable in respect of the Retention Account;

1.4 following receipt of a Notice (as defined in paragraph 3 of this letter) that an amount is payable to the Buyer from the Retention Account, specifying the amount of the payment, instruct the Bank to transfer from the Retention Account to the account nominated for this purpose by the Buyer the amount specified in the Notice and the Related Interest attributable to it;

1.5 following receipt of a Notice that an amount is payable to the Sellers from the Retention Account, specifying the amount of the payment, instruct the Bank to transfer from the Retention Account to the Sellers in the Agreed Proportions the amount specified in the Notice and the Related Interest attributable to it; and

1.6 on the Termination Date, to pay to the Sellers in the Agreed Proportions out of the Retention Account the balance in the Retention Account and the Related Interest attributable to it less:

     1.6.1 the amount of all Retention Claims which have not at that date become Determined Claims;

     1.6.2 any amount which the Buyer and Sellers have notified in accordance with clause 3.1 of the Retention Schedule but which has not then been withdrawn from the Retention Account (which amount shall be paid to the Buyer);

     1.6.3 any amounts payable out of the Retention Account in accordance with paragraph 1.3 above;

     1.6.4 the amount of any claims under the Environmental Indemnity which have not at that date been determined in accordance with Schedule 9; and

     1.6.5 the Related Interest attributable to the sums referred to in 1.6.1, 1.6.2, 1.6.3 and 1.6.4 above;

2. Instructions to be given by you to the Bank shall be signed by Paul Harkin and Joanne Ellis of Pinsent Masons and any two of David Kent, Richard Pike, Daniel Rosenberg or Joe Coffey of Taylor Wessing or, if those named partners have ceased to be practicable signatories, by such other partner or partners of each of your respective firms as you shall respectively nominate.

3. For the purpose of this letter "NOTICE" means a written notice given by letter or facsimile transmission stating to whom the sum is payable, the amount of the payment and instructing the Solicitors to arrange a transfer from the Registration Account to the account nominated for this purpose and the amount specified signed by:-

3.1  a director of the Buyer; and

3.2  each of the Sellers

     or by such other persons as may from time to time be notified to you in accordance with the following paragraph. Any such joint Notice may consist of separate documents in the same form, each signed by one of the authorised signatories.

4. The Sellers or the Buyer may from time to time add or remove authorised signatories by a Notice to you, except that in the case of a removal of an authorised signatory, the notice need not be signed by the signatory to be removed. In the case of an addition to the authorised signatories, the notice shall contain a specimen of the signature of the additional signatory.

5. Except in accordance with the above arrangements or in accordance with an order of a competent court, you will not authorise or request any withdrawal to be made from the Retention Account.

6. In consideration of your agreeing to act in accordance with our instructions we agree that:

6.1 you are not obliged to take any action with respect to the Retention Account except in accordance with the terms of this letter or our joint written instructions;

6.2 you may place the sums in the Retention Account on deposit for such period as we agree or, failing agreement, on monthly deposit. You have no responsibility for the rate or amount of interest earned;

6.3 we will pay your fees and expenses (including VAT) incurred in connection with establishing and operating the Retention Account;

6.4 we will indemnify you against all liabilities incurred by you in respect of the operation of the Retention Account and in particular against any costs (on a full indemnity basis) of defending or being party to any claim arising out of the operation of the Retention Account.

The provisions of Schedule 7 of the Agreement of which the Retention
Schedule forms part shall apply to the agreement contained in this letter as if set out in full in this letter.

Yours faithfully


-------------------------------------
On behalf of the Buyer


Yours faithfully


-------------------------------------   ----------------------------------------
Ian Alexander Duncan                    Jonathan Woodley Gagg


-------------------------------------   ----------------------------------------
Stephen Thomas James                    James Love


-------------------------------------   ----------------------------------------
John Webster Menzies                    John Richard Padbury


-------------------------------------   ----------------------------------------
For and on behalf of                    For and on behalf of
PVLP-R LIMITED PARTNERSHIP              PARALLEL VENTURES NOMINEES NO. 3 LIMITED


-------------------------------------   ----------------------------------------
For and on behalf of                    For and on behalf of
RBDC ADMINISTRATOR LIMITED              ROYAL BANK INVESTMENTS LIMITED

We acknowledge receipt of the above instructions.


-------------------------------------
On behalf of Taylor Wessing


-------------------------------------
On behalf of Pinsent Masons

                                   SCHEDULE 8

               COMPLETION ACCOUNTS AND ADJUSTMENT TO CONSIDERATION

1.1  In this schedule references to a "party" are to the Sellers or the Buyer:

     "CASH" means the aggregate cash in hand or at the bank belonging to or readily available to each Group Company on Completion, less an amount equal to the Property Tax Figure, cash and any monies held on behalf of any other person;

     "COMPLETION ACCOUNTS" means the consolidated accounts of the Company for the period commencing on 1 January 2005 and ending on the date of Completion prepared in accordance with the requirements set out in part 2 of this Schedule and including a balance sheet presented in the form of the pro forma balance sheet set out in part 3 of this Schedule;

     "INDEBTEDNESS" means any cash deficits and the total borrowings of each Group Company at Completion excluding the aggregate sum owed by the Company at Completion to the holders of Loan Stock, but including any other monies owed to investors;

     "PROPERTY TAX FIGURE" means an amount equal to the corporation tax payable on the disposal at Stillington to George Wimpcy on 16 November 2005 but remaining unpaid at Completion.

     "WORKING CAPITAL VALUE" means the working capital of the Group including accrued corporation tax liabilities, but for the avoidance of doubt, excluding any cash, as at the date of Completion as shown in the Completion Accounts.

1.2  Completion Accounts

     1.2.1 Within 40 Business Days following Completion, the Buyer shall prepare and deliver to the Sellers draft Completion Accounts and a draft statement of the amount of Cash, Indebtedness, the Property Tax Figure and Working Capital Value.

     1.2.2 The Sellers shall within 15 Business Days after the delivery of the drafts referred to in paragraph 1.2.1 of part 1 of this schedule, deliver to the Buyer a report setting out any matters of disagreement with the drafts in sufficient detail to enable the Buyer to consider them. If no report is delivered within such period the amount of Cash and Indebtedness, the Property Tax Figure and the Working Capital Value shall be that shown in the Buyer's statement. If the Sellers deliver a report within such period, the amount of Cash and Indebtedness, the Property Tax Figure and the Working Capital Value shall be those shown in the Buyer's statement adjusted by such amounts as may be agreed between the parties or determined by the chartered accountant nominated in accordance with paragraph 1.2.4 of this part 1.

     1.2.3 For the purposes of preparing and reviewing the Completion Accounts, each party shall procure that the other parties and their accountants and any expert nominated under paragraph 1.2.4 of this part 1 are given reasonable access at reasonable times to:

          (a) the accounting records and working papers (including any audit working papers) required or used for; and

          (b) all staff of the other party and their accountants who have been engaged in the preparation of the Accounts, the Management Accounts or the draft Completion Accounts and that the staff referred to in paragraph (b) of this paragraph answer all reasonable questions put to them.

     1.2.4 If, within 10 Business Days after the delivery to the Buyer of the report referred to in paragraph 1.2.2 of this part 1, there remains an outstanding dispute about the Completion Accounts or the calculation of the amount of Cash and Indebtedness or Working Capital Value any party may refer any matter in dispute to a chartered accountant, nominated jointly by the parties or (failing nomination within 10 Business Days after a request for joint nomination by any party) nominated at the request of either party by the president of the Institute of Chartered Accountants in England and Wales.

     1.2.5 The chartered accountant so nominated shall:

          (a) be instructed by the referring party to determine as soon as practicable the matters in dispute having regard to the draft Completion Accounts, the statements and the report referred to above;

          (b) for the purpose of making his determination under paragraph 1.2.5(a) of this part of the Schedule determine any issue as to interpretation of this Agreement, his jurisdiction to determine any matter or his terms of reference;

          (c) adopt such procedures to assist with the conduct of the determination as he reasonably considers appropriate including instructing professional advisers to assist him in reaching his determination; and

          (d)  act as an expert and not as an arbitrator

     and his decision will be binding on the parties except in the case of manifest error. His fees will be payable by the Sellers and the Buyer in such proportions as he decides. If any party fails to give him any required undertaking or advance contribution as regards its fees it will be open to the other parties to give such undertaking or make such contribution and to the extent the chartered accountant so decides such party shall be entitled to be reimbursed by the other parties.

     1.2.6 No party shall be entitled to make any objection to the appointment of the accountant on the ground that he imposes limits on his liability in relation to the carrying out of his instructions under this Agreement.

1.3  Reduction in the Consideration

     1.3.1 If the Cash is less than the Indebtedness the Consideration shall be reduced by the amount of the shortfall.

     1.3.2 Within five Business Days after the amount of Cash and Indebtedness have been agreed or determined the Sellers shall pay to the Buyer (in the Agreed Proportions) the amount of any reduction in the Consideration.

     1.3.3 The payment referred to in paragraph 1.3.2 of this part of the Schedule shall be paid out of the Retention Account (to the extent that there are moneys in the Retention Account) in accordance with the provisions of Schedule 7.

1.4  Increase in the Consideration

     1.4.1 If the Cash is more than the Indebtedness the Consideration shall be increased by the amount of the excess.

     1.4.2 Within five Business Days after the amount of Cash and Indebtedness have been agreed or determined the Buyer shall pay to the Sellers (in the Agreed Proportions) the amount of any increase in the Consideration plus interest on such amount calculated from the date of Completion until the date of payment at the base rate of Barclays Bank plc from time to time.

1.5  Working Capital Value adjustment

     1.5.1 The Consideration is subject to the following adjustment.

     1.5.2 If the Working Capital Value falls short of 6,754,000 the Consideration shall be reduced by the amount of the Shortfall.

     1.5.3 If the Working Capital Value is more than of 6,754,000 the Consideration shall be increased by the amount of the excess

     1.5.4 If a payment is required to be made under paragraph 1.5.2 of this part of the Schedule the Sellers shall pay to the Buyer (in the Agreed Proportion) the amount of any reduction in the Consideration within five Business Days after the Working Capital Value has been agreed or determined. The payment shall be paid out of the Retention Account (to the extent that there are monies in the Retention Account) in accordance with the provisions of Schedule 7.

     1.5.5 If a payment is required to be made under paragraph 1.5.3 of this part of the Schedule the Buyer shall pay to the Sellers (in the Agreed Proportions) the amount of any increase in the Consideration within five Business Days after the Working Capital Value has been agreed or determined with interest on such amount from the date of Completion until payment at a yearly rate of base rate of Barclays Bank plc from time to time.

                                   Schedule 9

                            ENVIRONMENTAL INDEMNITY


1.         DEFINITIONS

1.1        "ENVIRONMENTAL CLAIM"   means any actionable claim by a third party
                                   under Environmental Laws in relation to
                                   Hazardous Substances (excluding for the
                                   avoidance of doubt claims arising as a result of the presence of any asbestos or asbestos containing materials in buildings) present in or under or emanating from the Site and whose presence is directly attributable to the activities of a Group Company at or prior to the date of this Agreement

1.2        "LOSSES"                always excluding consequential losses
                                   means for the purposes of this Schedule
                                   all reasonable costs and expenses of
                                   investigating, settling and/or defending any Environmental Claim and all costs and expenses of any Remedial Works which are reasonably incurred, suffered, sustained or paid by the Buyer or a Group Company in respect of the Site and references to Loss shall be construed accordingly

1.3        "ON-SITE CONTAMINATION" means the presence in, on or under the
                                   Site (at or prior to the date of this
                                   Agreement) of Hazardous Substances and
                                   whose presence is directly attributable to the activities of a Group Company (excluding for the avoidance of doubt any asbestos or asbestos containing materials in buildings) and where, at or prior to Completion such presence amounts to a breach of Environmental Laws and it would reasonably be anticipated that a Competent Authority would serve a notice requiring Remedial Works under Environmental Laws in relation to the same

1.4        "REMEDIAL WORKS"        means such works as are necessary to
                                   remove, remedy, clean up, abate or
                                   ameliorate the presence of On-Site
                                   Contamination (or to procure the carrying out of the same) to a standard such that the presence of Hazardous Substances no longer amounts to a breach of Environmental Laws or where, if a Competent Authority were aware of its presence, it would no longer be expected that they would serve notice under Environmental Laws requiring any works to remove, remedy, clean up, abate or ameliorate the same

2.         INDEMNITY

           The Warrantors shall, subject to the provisions of this Schedule, indemnify and keep indemnified the Buyer against an amount equal to any and all Losses.

3.         PROCEDURE FOR INVESTIGATIONS AND REMEDIATION AT STILLINGTON

3.1 Within a reasonable period after the date of this Agreement, the Buyer and the Warrantors shall jointly instruct (at the Buyers' and Warrantors' joint expense subject to the Warrantors' aggregate contribution being capped at Pound Sterling 40,000 and where the Warrantors' contribution will be paid out of the Retention Account) Ove Arup &

           Partners Limited ("THE ENVIRONMENTAL CONSULTANT") to undertake a Phase II environmental site investigation at the Darchem Engineering Limited's freehold property at Stillington (the "SITE") for the purpose of identifying On-Site Contamination on the terms and to the scope to be agreed (the "ENVIRONMENTAL INVESTIGATION") and thereafter to prepare a report on their findings.

3.2 The Buyer shall deliver a certified copy of the report on the Environmental Investigation (the "OVE ARUP REPORT") to each of the Warrantors within 2 Business Days of its receipt by the Buyer or the Company (as the case may be).

3.3 The Buyer and the Warrantors shall supply a copy of any report, notice or document prepared in connection with the matters covered in this Schedule to Royal Bank Equity Finance (for the attention of :
           Tracy Bounds), 10th Floor, 280 Bishopsgate, London, EC2M 4RB on behalf of each of the other Sellers at the same time as such report, notice or document is issued to the other party or parties to this Agreement.

3.4 On completion of any Remedial Works the Buyer will provide to the Warrantors a closing report prepared by the Environmental Consultant confirming that the Remedial Works have been carried out to the Environmental Consultant's satisfaction and that no further On-Site Contamination remains.

4.         LIMITATION OF LIABILITY

4.1 The Warrantors shall have no liability under the indemnity provisions of this Schedule:-

           4.1.1 unless the aggregate liability of the Warrantors exceeds Pound Sterling 30,000;

           4.1.2 unless written notice of any claim on the indemnity is received by the Warrantors on or before the second anniversary of the date of this Agreement, itemising in reasonable detail the amount of such claim;

           4.1.3 where any claim arises as a result of any actual or prospective change of use of, or additions to, works carried out on or redevelopment of the Site or any part of the Site or any buildings or other structures erected on or within the Site after Completion with the exception of the works associated with the rebuilding of canteen facilities at the Site;

4.2 The Warrantors shall have no liability for any Losses either in whole or in part to the extent that either the whole or part (as relevant):-

           4.2.1 arises from or is incurred or increased by any voluntary act or omission, or any voluntary disclosure of information or samples, to any Competent Authority or person, or body corporate, by or on behalf of the Buyer or any Group Company;

           4.2.2 arises from or is incurred or increased as a result of: (i) any change which occurs after Completion in the application of any Environmental Laws or (ii) any act or omission of the Buyer or any Group Company (or anyone acting on their instruction or behalf) from which the Buyer or any Group Company (or anyone acting on their instruction or behalf) could reasonably be expected to have refrained;

           4.2.3 arises from or is attributable to an increase in the level of Hazardous Substances in, on, under or emanating from the Site (as benchmarked in the Ove Arup Report) from the date of the Ove Arup Report and the date of any claim against the Warrantors under this Schedule (if later)(whether as evidenced by an Environmental Claim Report (as defined below) or otherwise).

4.3 Neither the Buyer, the Company nor any Group Company shall make any admission of liability, agreement, settlement or compromise with any Competent Authority or any third party in relation to any matters which may give rise to a claim on the indemnity in this Schedule without the prior written consent of the Warrantors, (such consent not to be unreasonably withheld or delayed), and if the Warrantors so decide, they shall be entitled (subject to indemnifying the Buyer against any liabilities, costs or expense which the Buyer may reasonably suffer or incur thereby) to take on or take over at their own cost and expense the conduct of the dispute or engagement with the Competent Authority or third party including the conduct of any related proceedings provided that the Warrantors shall not make any admission, agreement or compromise of such disputes without the prior consent of the Buyer (such consent not to be unreasonably withheld or delayed);

4.4 To the extent that the Buyer or Group Company recovers any sums or amounts or other form of enrichment from a third party relating to any matter in respect of which the Buyer or Group Company has claimed and recovered from the Warrantors under the indemnity provisions contained in this Schedule the Buyer shall pay to the Sellers in the Agreed Proportions any and all monies or other form of enrichment the Buyer or Group Company received in relation to the same within 3 months of receipt by the Buyer or Group Company.

4.5 The Buyer shall allow the Warrantors or shall procure that the Warrantors are allowed (subject to the Warrantors indemnifying the Buyer against any liabilities cost or expense which the Buyer may reasonably suffer or incur thereby) to pursue any third party who may be liable for any sums for which the Warrantors are responsible pursuant to the indemnity provisions of this Schedule and shall provide such co-operation as is reasonably requested by the Warrantors at the Warrantors' expense.

4.6 On or after the second anniversary of the date of this Agreement responsibility for any and all subsequent claims or any liabilities associated with or arising from the state or condition of the Properties shall rest solely with the Buyer and the Warrantors' liabilities and obligations pursuant to this Schedule shall cease save where such claims or liabilities have previously been notified in writing to the Warrantors in accordance with the provisions of this Schedule.

4.7 In any circumstances which may give rise to an actual or potential claim against the Warrantors on the indemnity provisions contained in this Schedule the Buyer or any Group Company shall seek to avoid, minimise or mitigate all actual or potential losses or liabilities where the same shall or may become payable by the Warrantors pursuant to the provisions of this Schedule.

5.         ENVIRONMENTAL CLAIM PROCEDURE

5.1 Unless a shorter notification period is agreed between the parties, not less than 30 Business Days prior to commencing any Remedial Works, the Buyer shall notify the Warrantors of the proposed Remedial Works.

5.2 The Warrantors and the Buyer shall jointly instruct (at the Buyers' and Warrantors' joint expense subject to the Warrantors' aggregate contribution being capped at Pound Sterling 40,000 and where the Warrantors' contribution will be paid out of the Retention Account), an environmental consultant agreed between the parties (both parties acting reasonably) to undertake a further environmental site investigation of the Site on the same terms as the Environmental Investigation and to produce a report on the levels of On Site Contamination at the time of such further investigation (the "ENVIRONMENTAL CLAIM REPORT").

5.3 Unless the Buyer or a Group Company are required by any Competent Authority acting in accordance with its powers and duties under Environmental Law to commence any Remedial Works sooner no Remedial Works shall not be commenced until the Environmental Claim Report has been delivered to the Warrantors.

5.4 Where there is any dispute between the Warrantors and the Buyer as to the identity of the environmental consultant to be appointed pursuant to para 5.2 of this Schedule such dispute shall fall to be resolved by referring the dispute for resolution to the President for the time being of the Institute of Environmental Management and Assessment.

5.5 If the Buyer or a Group Company becomes aware that any Competent Authority acting in accordance with its powers and duties under Environmental Law is proposing to investigate the Site or if any such Competent Authority requires the Buyer and/or a Group Company to carry out any Remedial Works ("REMEDIAL ORDER"), the Buyer shall forthwith advise the Warrantors of such fact within 7 days of first notice of the same and the parties shall use all reasonable endeavours to obtain the Environmental Claim Report as soon as is reasonably possible thereafter and in any event, before the date by which any Remedial Works are required to be commenced by the Competent Authority.

5.6 In the event that the Ove Arup Report or the Environmental Claim Report is not available at the time the Buyer or a Group Company is required by any Competent Authority acting in accordance with its powers under Environmental Law to commence any Remedial Works then the Buyer or the Company shall take all steps reasonably possible to evidence the level of Hazardous Substances present in, on, at or under the Site prior to commencing the Remedial Works.

5.7 The Buyer shall provide the Warrantors with copies of all documents relating to any Remedial Order or Remedial Works and of the actual or proposed costs of the Remedial Works within 5 Business Days of a request for the same by the Warrantors.

5.8 In relation to any Remedial Works or any related works, proceedings, claims or other matter for which the Buyer or any Group Company may make a claim against the Warrantors pursuant to the indemnity provisions contained in this Schedule the Buyer and any Group Company shall (subject to appropriate arrangements to maintain confidentiality and privilege):

           5.8.1 ensure that upon written request by the Warrantors reasonably frequent and detailed reports shall be provided to the Warrantors regarding the progress of the same;

           5.8.2 ensure that copies of all material correspondence and documents passing between the parties in relation to such works shall be provided to the Warrantors;

           5.8.3 ensure that the reasonable instructions and requests of the Warrantors in relation to such works are taken into account;

           5.8.4 ensure that no settlement or admission (including any failure to appeal or decision not to do so) shall be agreed or made without the prior consent in writing of the Warrantors, provided that such consent is not to be unreasonably withheld or delayed;

           5.8.5 allow the Warrantors a reasonable opportunity to review and comment in advance on any written pleadings or other formal documents to be prepared and provided to the relevant court or other decision-making body or Competent Authority; and

           5.8.6 allow the Warrantors and/or any party it nominates acting reasonably to attend as an observer meetings it is lawfully able to attend relating to matters which may form the basis of any claim for Losses.

5.9        INDEMNITY PAYMENTS

           The Warrantors' liability (if any) in respect of any claim under the provisions of this Schedule shall be satisfied solely by payment from the Retention Account to the Buyer of the Losses. Accordingly, the maximum liability of the Warrantors under the indemnity provisions of this Schedule shall be limited to the amount standing to the credit of the Retention Account from time to time and to the extent that the amount of the Losses cannot be satisfied by payment from the Retention Account, the Warrantors shall not have any liability to pay any additional amount to the Buyer.

6.         TAXATION

           If the Buyer or any Group Company obtains a corporation tax deduction or any other saving or credit against taxation as a result of any liability or matter giving rise to a claim or expenditure of costs under the indemnity contained in this Schedule, the amount payable under the indemnity shall be reduced by an amount equal to the tax which is saved as a result of the deduction, saving or credit.

7.         DISPUTE RESOLUTION

7.1 If any dispute arises between the Warrantors and the Buyer in connection with this Schedule as to:-

           7.1.1     the cause, existence or extent of any Environmental Claim;

           7.1.2     the date(s) on which such Environmental Claim arose;

           7.1.3 the subject and extent of the matters which fall within works or actions necessary to deal with an Environmental Claim;

           7.1.4 the extent of any Remedial Works or the necessity of the same;

           7.1.5     the extent of the Losses.

           together ("DISPUTED EXPERT MATTERS") then the dispute shall be referred to a reputable environmental consultant having experience relevant to the matter in dispute (the "DISPUTE EXPERT").

7.2 As soon as possible after a dispute about a Disputed Expert Matter has arisen and either party wishes to refer to it a Dispute Expert the parties will seek to agree the identity of the Dispute Expert upon certain terms. Such terms, which are conditions under which the Dispute Expert shall act, shall include the following:

           7.2.1 the Dispute Expert shall have not less than 10 (ten) years experience relevant to the matter in issue in the relevant jurisdiction and shall be a member of a company or firm which has been established for at least 3 (three) years preceding the date of the appointment;

           7.2.2 the scope of the Dispute Expert's determination shall be limited to the relevant Dispute Expert Matter(s) in dispute;

           7.2.3 within forty five (45) days of his/her accepting his/her appointment, the Dispute Expert shall be required to (A) make a determination on the basis of the information provided by and exchanged between the parties (subject to a procedure which the parties shall request the Dispute Expert to impose and with which the parties shall comply) and any advice or evidence he/she has sought of any third party pursuant to his/her appointment and his or her own expertise and (B) provide his/her determination in the form of a fully reasoned written decision determining (a) the Disputed Expert Matter(s) in dispute and (b) the proportions of his/her costs and expenses (including without limitation in relation to his/her appointment, the costs of any third party advice or evidence he/she may have obtained or otherwise incurred in relation to the determination process in accordance with his/her appointment) each party shall pay and the reasonable timescales within which such payment shall be made (the "DISPUTE EXPERT'S REPORT");

           7.2.4 the Dispute Expert shall act as an expert and not as an arbitrator and shall consider the Disputed Expert Matters in accordance with the parameters of this Agreement;

           7.2.5 the parties shall be bound by the determination of the Dispute Expert save in the case of manifest error or serious misconduct on the part of the Dispute Expert;

           7.2.6 in performing his/her duties and obligations under the terms of his/her appointment, the Dispute Expert shall so far as permitted by law or regulatory requirements comply with the reasonable requests of the parties for arrangements to maintain confidentiality or privilege in relation to information or documents passed to him/her in respect of the Dispute Expert's performance of his/her duties and obligations;

           7.2.7 the Dispute Expert shall confirm that upon any future request (and at reasonable cost) he/she shall provide a deed of collateral warranty in a form generally in accordance with market practice at the relevant time in favour of at least two (2) third parties (each party to be entitled to nominate one (1) such third party); and

           7.2.8 the Dispute Expert shall take advice from a reputable independent barrister, solicitor or legal counsel of not less than 10 (ten) years' experience relevant to the matter in issue in the relevant jurisdiction where any dispute between the parties relating to a Disputed Expert Matter involves any question of legal construction, interpretation and/or application of this Agreement;

7.3 If, for any reason, a Dispute Expert cannot or refuses to act, the parties shall use reasonable endeavours to agree an alternative one within 7 days after both parties have been notified that the Dispute Expert cannot or refuses to act.

7.4 If the parties cannot agree an alternative Dispute Expert it shall be finally settled by the appointment of a Dispute Expert by the Institute of Environmental Management and Assessment.

The parties agree that the determination of the Dispute Expert shall be admissible in evidence in any court or arbitrational proceedings involving the same subject matter as the Disputed Expert Matters. For the avoidance of doubt in the event of any conflict between determination of any Disputed Expert Matter by the court or arbitrational proceedings or by the Dispute Expert, the determination of the Disputed Expert Matter by the court or arbitrational proceedings shall prevail

SIGNED by
for and on behalf of
PVLP-R LIMITED PARTNERSHIP

SIGNED by
for and on behalf of
RBDC ADMINISTRATOR LIMITED

SIGNED by
for and on behalf of
PARALLEL VENTURES NOMINEES NO 3 LIMITED

SIGNED by
for and on behalf of
ROYAL BANK INVESTMENTS LIMITED
in the presence of:-

SIGNED by IAN ALEXANDER DUNCAN    )     /s/ Ian Alexander Duncan
                                  )

SIGNED by JONATHAN WOODLEY GAGG   )     /s/ Jonathan Woodley Gagg
                                  )

SIGNED by STEPHEN THOMAS JAMES    )     /s/ Stephen Thomas James
                                  )

SIGNED by JAMES LOVE              )     /s/ James Love
                                  )

SIGNED by JOHN WEBSTER MENZIES    )     /s/ John Webster Menzies
                                  )

SIGNED by JOHN RICHARD PADBURY    )     /s/ John Richard Padbury
                                  )

SIGNED by                         )     /s/ Stephen R. Larson
for and on behalf of              )
Esterline Technologies            )
  Holdings Limited                )